UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.    )

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FAIR ISAAC CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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FAIR ISAAC CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD FEBRUARY 14, 2024

AND PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Please take notice that the 2024 Annual Meeting of the Stockholders of Fair Isaac Corporation (“Annual Meeting”) will be held at the time and place and for the purposes indicated below.

TIME	9:30 A.M., local time, on Wednesday, February 14, 2024

PLACE*	Rosewood Sand Hill

2825 Sand Hill Road

Menlo Park, California 94025

ITEMS OF BUSINESS	1.	To elect nine directors to serve until the 2025 Annual Meeting and thereafter until their successors are elected and qualified;

2.	To approve the advisory (non-binding) resolution relating to the named executive officer compensation as disclosed in the accompanying proxy statement;

3.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2024; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

All of the above matters are more fully described in the accompanying proxy statement.

RECORD DATE

You can vote if you were a stockholder of record at the close of business on December 18, 2023. A complete list of stockholders entitled to vote at the Annual Meeting shall be open to the examination of any stockholder, for any purpose germane to the Annual Meeting, at our offices at 5 West Mendenhall, Suite 105, Bozeman, Montana 59715, during ordinary business hours for at least ten days prior to the Annual Meeting. If you would like to view the stockholder list, please contact our Corporate Secretary to schedule an appointment.

ANNUAL REPORT	Our 2023 Annual Report on Form 10-K accompanies the proxy statement.

VOTING

Your Vote Is Important. We invite all stockholders to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose or follow the Internet or telephone voting instructions on the proxy card. Any registered stockholder attending the meeting may vote in person even if he or she returned a proxy card.

ADMITTANCE TO MEETING

Admittance to the Annual Meeting will be limited to stockholders. If you are a stockholder of record and plan to attend, please detach the admission ticket from your proxy card and bring it with you to the Annual Meeting. Stockholders who arrive at the Annual Meeting without an admission ticket will be required to present identification matching the corresponding stockholder account name at the registration table located outside the meeting room. If you are a stockholder whose shares are held by a bank, broker or other nominee, you will be asked to certify to such ownership at the registration table prior to the Annual Meeting.

Mark R. Scadina

Executive Vice President, General Counsel and Secretary

January 10, 2024

* We intend to hold the Annual Meeting in person. In the event we decide to hold our Annual Meeting remotely, we will announce alternative arrangements for the meeting as promptly as practicable. These announcements will be made by press release that will also be filed as additional proxy materials, as applicable, with the U.S. Securities and Exchange Commission. Please check the “Investors” page of our website at www.fico.com prior to the meeting date.

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you are advised to read the entire proxy statement carefully before voting.

2024 Annual Meeting of Stockholders

Date and Time:	9:30 A.M., local time, on Wednesday, February 14, 2024

Place:	Rosewood Sand Hill located at 2825 Sand Hill Road, Menlo Park, California 94025

Record Date:	December 18, 2023

Voting Methods

By internet www.proxyvote.com

Use the internet to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. The availability of internet voting for beneficial owners will depend on the voting processes of your broker, bank or nominee. We recommend that you follow the voting instructions in the materials you receive.

By telephone 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. The availability of telephone voting for beneficial owners will depend on the voting processes of your broker, bank or nominee. We recommend that you follow the voting instructions in the materials you receive.

By mail

Be sure to complete, sign and date the proxy card and return it in the prepaid envelope. If you are a stockholder of record and you return your signed proxy card without indicating your voting preferences, the persons named in the proxy card will vote FOR the election of each of the nominees for director, FOR the approval of the advisory (non-binding) resolution relating to the named executive officer compensation as disclosed in this proxy statement, and FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2024.

In person at the Annual Meeting

All stockholders may vote in person at the Annual Meeting. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or nominee and present it to the inspector of election with your ballot when you vote at the meeting.

Voting Matters

Stockholders are being asked to vote on the following matters at the 2024 Annual Meeting of Stockholders. Please see the corresponding page numbers for additional information regarding each proposal.

Proposals		Vote Required	Board Recommendation	Page Number for Additional Information

1.	Election of Directors	Majority	FOR	8

2.	Advisory Vote to Approve Executive Compensation	Majority	FOR	14

3.	Ratification of Independent Registered Public Accounting Firm	Majority	FOR	15

Our Director Nominees

		Years as Director			Committee Memberships			Other Current Public Boards
Name	Age		Principal Occupation	Independent	AC(1)	GNEC(2)	LDCC(3)

Braden R. Kelly	53	11	Partner of Health Evolution Partners	Yes				—

Fabiola R. Arredondo	57	4	Managing Partner of Siempre Holdings LLC	Yes				2

James D. Kirsner	80	17	Former Chief Financial Officer and head of Barra Ventures at Barra, Inc.	Yes				—

William J. Lansing	65	18	Chief Executive Officer of Fair Isaac Corporation	No				—

Eva Manolis	60	5	Former Vice President of Amazon.com, Inc.	Yes				1

Marc F. McMorris	55	8	Co-Chief Executive Officer and Co-Founder of Carrick Capital Partners, LLC	Yes				—

Joanna Rees	62	9	Executive Chairman of West Global	Yes				—

David A. Rey	73	13	Former Executive Vice President and Chief Client Relationship Officer of UnitedHealth Group	Yes				—

H. Tayloe Stansbury	62	—	Chief Executive Officer of Kaleidescape, Inc.	Yes				—

(1)	AC = Audit Committee

(2)	GNEC = Governance, Nominating and Executive Committee

(3)	LDCC = Leadership Development and Compensation Committee

  = Member           = Chair

Our Corporate Governance Facts

Board and Committee Summary

Current Size of Board	9

Current Number of Independent Directors	8

Board Committees Consist Entirely of Independent Directors	Yes

All Directors Attended at least 75% of Meetings Held	Yes

Annual Election of All Directors	Yes

Majority Voting for Directors	Yes

Plurality Carveout for Contested Elections	Yes

Director Resignation Policy	Yes

Separate Chairman and CEO	Yes

Chairman is Independent Director	Yes

Independent Directors Meet Regularly in Executive Session	Yes

Annual Board and Committee Self-Evaluations	Yes

Risk Oversight by Full Board and Committees	Yes

Annual Advisory Vote on Executive Compensation	Yes

Prohibit Hedging and Short Sales of FICO Securities	Yes

Stock Ownership Requirements for Directors and Executive Officers	Yes

Executive Compensation Recovery Policy	Yes

Stockholder Rights Summary

Controlled Company	No

Classified Board	No

Vote Standard for Mergers/Acquisitions	Majority

Vote Standard for Charter or Bylaw Amendment	66.67%

Stockholder Ability to Call Special Meetings	No

Stockholder Ability to Act by Written Consent	Yes

Cumulative Voting	No

Board Ability to Issue Blank-Check Preferred Stock	Yes

Poison Pill	No

Our Compensation Facts

As administered by our Leadership Development and Compensation Committee (the “LDCC”), our compensation program seeks to closely link the financial interests of our Company’s executives with those of our stockholders. In making compensation decisions at the outset of fiscal 2023 and throughout the year, the LDCC sought to reinforce strong linkage between Company performance and executive compensation. In keeping with this objective, the LDCC continued to focus on prominently featuring performance-based cash- and equity-based incentives.

The LDCC uses the following guidelines in our compensation program to help achieve this overarching goal.

What We Do:	What We Do Not Do:
We closely link performance-based rewards with the achievement of performance goals.	Our compensation plans do not have minimum guaranteed payout levels.

We cap payouts under our plans to discourage excessive or inappropriate risk taking by our executives.	We do not permit hedging or short sales of our stock.

Two-thirds of our annual long-term incentives are performance-based.	We do not permit repricing of underwater stock options without stockholder approval.

We emphasize long-term incentives to align executives’ interests with those of our stockholders.	We do not provide tax gross-ups for our executives (other than with respect to relocation benefits and required spousal travel).

We have double-trigger change in control provisions.	We do not provide material perquisites.
We have stock ownership guidelines that require non-employee directors and executive officers to own a specified amount of stock within five years of their initial election or appointment.

We have a peer group comprised of companies of similar size and from relevant industries.

The LDCC retains an independent compensation consultant.
We hold an annual advisory vote on executive compensation.
We seek feedback on executive compensation through stockholder engagement.

We have a compensation recovery, or “clawback,” policy pertaining to all incentive-based compensation.

We have a mandatory minimum vesting period of one year for equity awards.

We limit the aggregate fair value of equity awards granted in any calendar year.

We cap payouts under our severance policies.

2023 Elements of Compensation

Element	Purpose and Philosophy

Base Salary

•  Base salary provides our executive officers with financial stability and predictable cash flow.

•  Individual base salaries are determined by evaluating each executive officer’s role within the Company, experience, performance, and potential for development, as well as the base salaries of comparable roles within the peer group companies and the broader marketplace.

Short-Term Cash Incentives

•  Our short-term cash incentive plan rewards the achievement of annual Company and individual performance goals.

•  Target cash incentive payment amounts are expressed as a percentage of base salary determined with reference to the peer group companies and the broader marketplace.

•  Participants may earn between zero and 250% of target, depending both upon Company and individual performance.

Long-Term Equity Incentives

•  Long-term equity incentive awards directly link a significant portion of each executive officer’s target total direct compensation to the market value of our common stock, while promoting retention through multi-year vesting and performance periods.

•  Performance Share Units (“PSUs”) are earned based upon the extent to which annual Company financial performance targets are achieved with as few as zero and as many as 200% of the target PSUs eligible to be earned. Earned units are then subject to multi-year time-based vesting, promoting continued linkage to the market price of our common stock while also promoting retention.

•  Market Share Units (“MSUs”) are earned based on our relative total shareholder return measured over one-year, two-year, and three-year performance periods with as few as zero and as many as 200% of target MSUs eligible to be earned.

•  Restricted Stock Units (“RSUs”) represent a more stable equity-based compensation vehicle, ensuring linkage to the stock price performance of our common stock while promoting retention over a multi-year time-based vesting period.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Except as otherwise indicated, the following table and accompanying footnotes show information regarding the beneficial ownership of our common stock as of November 30, 2023 by:

•	each person who is known by us to own beneficially more than 5% of our common stock;

•	each current director and nominee for director;

•	each named executive officer; and

•	all directors and executive officers as a group.

As of the dates indicated in footnotes (3) and (4) below, publicly available information indicated that certain stockholders were beneficial owners of more than 5% of the outstanding shares of our common stock. The information in the table below is as reported in their filings with the U.S. Securities and Exchange Commission (“SEC”). The percentages noted in the table are as provided by such beneficial owners as of the date of their filing and not as of November 30, 2023. Based on a review of such SEC filings, we are not aware of any other beneficial owner of more than five percent of our common stock.

Shares of common stock underlying options that are currently exercisable or exercisable within 60 days are considered outstanding and beneficially owned by the person holding the options for the purposes of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Similarly, shares of common stock underlying RSUs, PSUs or MSUs that vest within 60 days are considered outstanding and beneficially owned by the person holding the RSUs, PSUs or MSUs for the purposes of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. As of November 30, 2023, 24,731,817 shares of common stock were outstanding.

Directors, Director Nominees, Named Executive Officers, Executive Officers and 5% Stockholders	Beneficial Ownership(1)
	Number	Percent(2)
BlackRock, Inc.(3)	2,898,493	11.60%
55 East 52nd Street, New York, NY 10055
Vanguard Group, Inc.(4)	2,513,754	10.06%
100 Vanguard Blvd., Malvern, PA 19355
William Lansing(5)	468,729	1.89%
Mark R. Scadina(6)	134,515	*
James Wehmann(7)	65,217	*
Joanna Rees(8)	32,452	*
Stephanie Covert(9)	31,174	*
Braden R. Kelly(10)	19,836	*
David A. Rey(11)	18,165	*
James D. Kirsner(12)	16,348	*
Eva Manolis(13)	11,695	*
Marc F. McMorris(14)	5,414	*
Fabiola R. Arredondo(15)	4,980	*
Steven Weber(16)	2,433	*
H. Tayloe Stansbury	0	*
Michael McLaughlin	0	*
All current directors, nominees and executive officers as a group (16 persons)(17)	885,079	3.54%

*	Represents holdings of less than 1%.

(1)

To the Company’s knowledge, the persons named in the table have sole voting and sole dispositive power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.

(2)

If the named person holds stock options exercisable on or prior to January 29, 2024, or RSUs, PSUs or MSUs that will vest on or prior to January 29, 2024, the shares underlying those options, RSUs, PSUs and MSUs are included in the number for such person. Shares deemed issued to a holder of stock options, RSUs, PSUs or MSUs pursuant to the preceding sentence are not deemed issued and outstanding for purposes of the percentage calculation with respect to any other stockholder.

(3)

Information as to this person (including affiliated entities) is based on the Schedule 13G/A filed by this person on January 30, 2023. BlackRock, Inc. has sole voting power as to 2,719,705 shares and sole dispositive power as to 2,898,493 shares.

(4)

Information as to this person is based on the Schedule 13G/A filed by this person on February 9, 2023. The Vanguard Group has shared voting power as to 20,309 shares, sole dispositive power as to 2,458,411 shares and shared dispositive power as to 55,343 shares.

(5)	Includes options to purchase 61,432 shares, RSUs representing 10,735 shares, PSUs representing 23,315 shares and MSUs representing 33,503 shares. The Lansing Revocable Trust holds 339,744 shares.

(6)	Includes options to purchase 7,367 shares, RSUs representing 2,914 shares, PSUs representing 5,927 shares and MSUs representing 8,837 shares. The Scadina Revocable Trust holds 85,081 shares.

(7)	Includes RSUs representing 4,169 shares, PSUs representing 8,891 shares and MSUs representing 13,257 shares.

(8)	Includes options to purchase 10,160 shares. The John Hamm and Joanna Rees Trust holds 22,292 shares.

(9)	Includes RSUs representing 3,439 shares, PSUs representing 7,919 shares and MSUs representing 10,857 shares.

(10)	Includes options to purchase 9,693 shares.

(11)	Includes options to purchase 16,862 shares.

(12)	Includes options to purchase 715 shares. The Kirsner Family Trust holds 15,633 shares.

(13)	Includes options to purchase 11,695 shares.

(14)	Includes options to purchase 5,172 shares.

(15)	Includes options to purchase 3,396 shares.

(16)	Includes RSUs representing 1,155 shares.

(17)

Reflects all options, RSUs, PSUs, MSUs and shares held directly and indirectly by individuals or entities listed in the table, referenced in footnotes 5 through 8, and footnotes 10 through 16 above, plus additional RSUs representing 6,522 shares, PSUs representing 11,440 shares and MSUs representing 17,260 shares held by executive officers as of the date of this proxy statement who are not individually listed in this table. Ms. Covert’s and Mr. McLaughlin’s ownership are excluded from this amount as they are no longer executive officers.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our directors and executive officers to file reports of ownership and changes in ownership on Forms 3, 4, and 5 with the SEC. Based on our review of Forms 3, 4, and 5 that we have received from, or have filed on behalf of, our directors and executive officers, and on written representations from those persons that they were not required to file a Form 5, we believe that, during the fiscal year ended September 30, 2023, our directors and executive officers complied with all Section 16(a) filing requirements, other than with respect to five gift transactions undertaken by Joanna Rees on two different dates during the fiscal year and reported on the Form 4 filed by Ms. Rees on December 29, 2023.

PROPOSAL 1: ELECTION OF DIRECTORS

Annual Elections

Directors are elected each year at our Annual Meeting of Stockholders to hold office until our next annual meeting or until a qualified replacement is duly elected. Our Bylaws specify that the Board of Directors (the “Board” or “Board of Directors”) will establish by vote how many directors will serve on the Board. The Board has currently set the number of directors at nine.

Majority Voting Standard

To be elected, the number of votes cast “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee. The Company requires that all nominees submit an irrevocable letter of resignation as a condition to being named as a nominee, which resignation will be effective if (i) the nominee fails to receive a sufficient number of votes to be elected and (ii) the Board accepts such resignation. Cumulative voting for the election of directors is not permitted.

Director Nominee Selection Process

Our Governance, Nominating and Executive Committee selects nominees on the basis of recognized achievements and their ability to bring various skills and experience to the deliberations of the Board, as described in more detail in the Corporate Governance Guidelines available on the “Investors” page of our website at www.fico.com. The Governance, Nominating and Executive Committee also strongly values diversity and seeks opportunities to promote diversity within the Company’s leadership. This viewpoint is reflected in our Corporate Governance Guidelines and our Governance, Nominating and Executive Committee Charter, both of which include diversity as a consideration, and the Governance, Nominating and Executive Committee takes this into account when assessing our incumbents and candidates. Our Board currently includes three female directors and two racially/ethnically diverse directors.

All of the current nominees to the Board were recommended as nominees by the Governance, Nominating and Executive Committee, and the full Board voted unanimously to designate them as nominees for re-election at the Annual Meeting. All of the nominees are presently serving on our Board, and all have been previously elected by our stockholders, except for H. Tayloe Stansbury. On August 22, 2023, the Board increased the size of the Board from eight to nine members and appointed Mr. Stansbury to the Board to fill the resulting vacancy. Mr. Stansbury was recommended by current members of the Board, including our chief executive officer.

Stockholder-Recommended Director Candidates

Our Governance, Nominating and Executive Committee considers director candidates recommended by stockholders who are entitled to vote for the election of directors at the Annual Meeting and comply with the notice procedures described below. A stockholder who wishes to nominate a candidate must send a written notice to the FICO Corporate Secretary, 5 West Mendenhall, Suite 105, Bozeman, Montana 59715. Each notice must include the following information about the nominee:

•	Name, age, and business and residence addresses;

•	Principal occupation or employment;

•

Class, series and number of shares of FICO beneficially owned, and additional detailed “ownership information” regarding derivatives, voting arrangements, dividend interests, and related matters (as described in detail in our Bylaws);

•	A statement of the person’s citizenship; and

•

Any other information that must be disclosed about nominees in proxy solicitations pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder (including the nominee’s written consent to be named as a nominee and to serve as a director if elected).

Each notice must also include the following information about the nominating stockholder and any beneficial owner on whose behalf the nomination is made:

•	The name and address, as they appear in our records;

•

The class, series and number of shares of FICO beneficially owned, and additional detailed “ownership information” regarding derivatives, voting arrangements, dividend interests, and related matters (as described in detail in our Bylaws);

•

A description of all agreements pursuant to which the nomination is being made, and any material interest of such stockholder or beneficial owner, or any affiliates or associates of such person, in such nomination;

•	A representation that the stockholder giving notice intends to appear in person or by proxy at the Annual Meeting to nominate the persons named in its notice;

•

A representation whether the stockholder or the beneficial owner intends, or is part of a group that intends, to deliver a proxy statement or form of proxy to holders of at least the percentage of FICO’s outstanding shares required to elect the nominee or otherwise solicit proxies from stockholders in support of the nomination; and

•

Any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder.

We may require any proposed nominee to furnish such other information as may reasonably be required by us to determine the eligibility of the proposed nominee to serve as a director.

Our Corporate Secretary must receive this information not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding Annual Meeting. In the case of an Annual Meeting which is held more than 25 days before or after such anniversary date, in order for notice by the stockholder to be considered timely, it must be received no later than the close of business on the 10th day following the date of the first public announcement of the date of the Annual Meeting.

Director Nominee Biographies

Set forth below is biographical information for each director nominee, as well as information regarding the particular experience, qualifications, attributes or skills of the nominees that led the Governance, Nominating and Executive Committee to conclude that they should serve as members of the Board. Each of these nominees is currently serving as a member of the Board.

Our Board of Directors has determined that Messrs. Kelly, Kirsner, McMorris, Rey, and Stansbury and Mses. Arredondo, Manolis and Rees meet its independence standards, which are set forth in the Corporate Governance Guidelines on the “Investors” page of our website at www.fico.com. The Board defines an independent director as one who has no material relationship with the Company and its subsidiaries either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company. In addition, independent directors must meet the requirements to be considered independent directors as defined under the current rules of the New York Stock Exchange (“NYSE”). Mr. Lansing is not independent, as he is employed by us as our CEO.

Each of the nominees has consented to being named in the proxy statement and to serve if elected. If any nominee becomes unavailable to serve, however, the persons named in the enclosed form of proxy intend to vote the shares represented by the proxy for the election of such other person or persons as may be nominated or designated by the Board of Directors, unless either they are directed by the proxy to do otherwise or the Board of Directors instead reduces the number of directors.

Braden R. Kelly.    Director since 2013 and Chairman of the Board of Directors since February 2016; Chair of the Governance, Nominating and Executive Committee; Member of the Leadership Development and Compensation Committee; Age 53.

Mr. Kelly has been a Partner at Health Evolution Partners, a private equity investment firm focused on the health care industry, since January 2015 and has served in various positions at Health Evolution Partners, including Investment Partner from June 2013 to December 2014 and Senior Advisor from August 2008 to May 2013. From August 1995 to December 2006, Mr. Kelly was an employee and then Partner and Managing Director at General Atlantic Partners LLC, a global private equity investment firm focused on technology growth investing. Prior to joining General Atlantic Partners, Mr. Kelly worked in the investment banking division of Morgan Stanley & Co. as a member of the mergers, acquisitions and restructuring department. Mr. Kelly does not serve on any other public company boards nor has he served on any other public company boards in the past five years. Mr. Kelly earned an undergraduate degree from the University of Notre Dame.

Mr. Kelly has a deep financial background and contributes a critical business and corporate development perspective to the Board of Directors through his extensive experience with strategic mergers and acquisitions, a key growth opportunity for the Company. Mr. Kelly’s extensive analysis of the technology and health care industries through his work as a private equity investor provides him with valuable insight into the business environments in which our Company and the companies in some of our key markets operate. The Board also benefits from Mr. Kelly’s significant experience as a strategic advisor to companies and his global experience working with growth companies in the United States, Europe and India.

Fabiola R. Arredondo.    Director since 2020; Member of the Leadership Development and Compensation Committee; Age 57.

Ms. Arredondo has been the Managing Partner of Siempre Holdings, a private, single family investment office based in Greenwich, Connecticut, since 2001. Ms. Arredondo previously held senior operating roles at Yahoo! Inc., the British Broadcasting Corporation (BBC) and Bertelsmann SE & Co. KGaA. Since March 2017, Ms. Arredondo has served as a director of Campbell Soup Company, where she also serves as a member of the Audit Committee and the Finance and Corporate Development Committee. Since March 2015, Ms. Arredondo has served as a director of Burberry PLC, where she also serves as a member of the Nomination and Remuneration Committees. Ms. Arredondo joined the Board of Governors of FINRA in December 2022. From January 2007 to January 2016, Ms. Arredondo also served on the board of Experian PLC. Ms. Arredondo received a bachelor’s degree in political science from Stanford University, and an M.B.A. from Harvard Business School.

Ms. Arredondo brings a wealth of domestic and international operational and strategic experience as a former senior executive in the digital technology and media fields to the Board of Directors. She also has extensive public, private and non-profit board experience in a number of relevant areas, including: business model transformations; investment acquisition, integration and disposition skills; and the development of e-commerce distribution networks and effective digital marketing and sales initiatives.

James D. Kirsner.    Director since 2007; Chair of the Audit Committee; Member of the Governance, Nominating and Executive Committee; Age 80.

In 2001, Mr. Kirsner served as a consultant and interim Chief Operating Officer at Tukman Capital Management, an equity management firm. From 1993 until 2001, Mr. Kirsner was the Chief Financial Officer and head of Barra Ventures at Barra, Inc., an investment risk management services company. From 1967 until 1993, Mr. Kirsner was an audit professional with Arthur Andersen LLP, an international accounting and consulting firm. Mr. Kirsner was a partner in the firm from 1977 until his retirement in 1993. Mr. Kirsner does not serve on any other public company boards nor has he served on any other public company boards in the past five years. Mr. Kirsner received his undergraduate and master’s degrees from Wharton School of Business at the University of Pennsylvania.

Mr. Kirsner brings extensive financial and accounting expertise to the Board of Directors. He serves as Chair of the Company’s Audit Committee and is qualified as an “audit committee financial expert” as defined under SEC guidelines. His significant public accounting, public company CFO, investment, and audit committee experience provide Mr. Kirsner with the financial acumen and leadership skills necessary to serve as Chair of our Audit Committee. He has also served on the board of another publicly traded company in the software industry, which provides us with additional valuable perspectives on our industry and on issues affecting similarly situated publicly traded companies.

William J. Lansing.    Director since 2006; Age 65.

Since January 2012, Mr. Lansing has served as the Company’s Chief Executive Officer. From February 2009 to November 2010, Mr. Lansing served as Chief Executive Officer and President at Infospace, Inc. From 2004 until 2007, Mr. Lansing served as Chief Executive Officer and President at ValueVision Media, Inc. From 2001 to 2003, he served as a General Partner at General Atlantic LLC, a global private equity firm. From 2000 to 2001, he was Chief Executive Officer at NBC Internet, Inc., an integrated Internet media company. From 1998 to 2000, he served as President, then as Chief Executive Officer at Fingerhut Companies, Inc., a direct marketing company. From 1996 to 1998, he was Vice President, Corporate Business Development at General Electric Company. In 1996, he was Chief Operating Officer/Executive Vice President at Prodigy, Inc. From 1986 through 1995, Mr. Lansing held various positions with McKinsey & Company, Inc. Mr. Lansing also served as Chairman of the Board for Shutterfly, Inc. from February 2017 to September 2019. He holds an undergraduate degree from Wesleyan University and a J.D. from Georgetown University.

Mr. Lansing is the only member of management who serves on our Board of Directors. As our Chief Executive Officer, Mr. Lansing has extensive, first-hand knowledge of our corporate strategy, business units, operations, and employees, as well as the opportunities, risks, and challenges faced by our Company. Mr. Lansing brings to his roles as an executive officer and director an extensive background in management through his past chief executive officer and other senior management positions held at various companies. His experience in the technology industry, particularly in the areas of the Internet and e-commerce, provides significant value across several of our business units.

Eva Manolis.    Director since 2018; Member of the Leadership Development and Compensation Committee; Age 60.

Ms. Manolis formerly served as Vice President of Consumer Shopping Experience from May 2010 to August 2016, and previously held various management positions beginning in 2005, at Amazon.com, Inc., an electronic commerce and cloud-computing company, where she led the worldwide development of core consumer-facing features, functionality and user interface designs across multiple websites, mobile apps, and business lines. Prior to joining Amazon, Ms. Manolis co-founded and served as Senior Vice President of Products at Shutterfly, Inc. from 1999 to 2002, and served as Senior Vice President, Product and Operations at KeepMedia, Inc., an online content provider, from 2002 to 2005. From October 2016 through September 2019, Ms. Manolis served on the board of Shutterfly, Inc., a public company, where she also served as a member of the Governance Committee. Since August 2019, Ms. Manolis has served as a director of iRobot, Inc., a public company, where she serves on the Audit Committee and the Compensation and Talent Committee. Ms. Manolis earned Bachelor of Science and Master of Science degrees in Electrical Engineering from Brown University.

Ms. Manolis brings a strong background in leadership and management in the technology industry, with a focus on designing and building innovative customer products and services. We value her deep expertise in this area, as well as her knowledge of corporate governance matters from her service on the board of directors of Shutterfly, Inc. and her service on the Compensation and Talent Committee of iRobot, Inc.

Marc F. McMorris.    Director since 2015; Member of the Audit Committee; Age 55.

Mr. McMorris has been Co-Chief Executive Officer at Carrick Capital Partners, a private equity investment firm that he co-founded, since March 2021. From January 2012 to March 2021, Mr. McMorris served as a

Co-Founder and the Managing Director of Carrick Capital Partners. From September 1999 to December 2011, Mr. McMorris served in various leadership positions at General Atlantic, LLC, a global private equity investment firm focused on technology growth investing, including Managing Director from 2003 to December 2011. Mr. McMorris does not serve on any other public company boards nor has he served on any other public company boards in the past five years. Mr. McMorris earned an undergraduate degree from the University of Pennsylvania and an M.B.A. from Wharton School of Business at the University of Pennsylvania.

Mr. McMorris’s extensive experience in evaluating companies in the financial services and technology industries, together with his mergers and acquisitions experience, provides a strong complement to our Board. He currently provides guidance to technology companies in several different areas, including software as a service (“SaaS”), an area of strong focus for the Company moving forward. He is also qualified as an “audit committee financial expert” as defined under SEC guidelines.

Joanna Rees.    Director since 2015; Chair of the Leadership Development and Compensation Committee; Member of the Governance, Nominating and Executive Committee; Age 62.

Ms. Rees has been the Executive Chairman of West Global since November 2023, and previously served as the Managing Partner of West.Ventures since June 2016. West provides marketing and brand expertise and investment capital to leading high growth private companies. West client companies have included Twitter, Square, Impossible Foods, Inception Fertility, GoFundMe, Newfront Insurance, Braintree and Proxy, to name a few. Previously (from 2012 to June 2016) Ms. Rees was a Managing Director of Soda Rock Partners, an investment and consulting firm, where she served as an investor, board member and senior advisor to multiple high growth companies. In 1996, Ms. Rees founded VSP Capital, a San Francisco-based venture capital firm, where she served as Managing Partner until 2011. During her tenure with VSP Capital, Ms. Rees served on the board of more than 25 private, venture-backed companies across a broad range of industries. From 1995 to 1996, Ms. Rees worked at Vrolyk & Company, a boutique merchant bank, and from 1993 to 1995, Ms. Rees worked at BA Securities, an investment banking subsidiary of Bank of America. Ms. Rees spent her early career in advertising and brand management. From 1984 to 1989, she held several senior marketing management positions with Groupe Danone, a $20+ billion global consumer products firm, with her last position as head of new product development. Ms. Rees began her career at Benton & Bowles (now DMB&B), an advertising agency, working on multiple consumer brands. Ms. Rees was the co-creator of the Build Brand Value CEO forum, which she ran from 1997 to 2003 as part of VSP Capital. Ms. Rees serves on four private company boards. Ms. Rees does not serve on any other public company boards nor has she served on any other public company boards in the past five years. Ms. Rees earned a B.S. from Duke University and an M.B.A. from Columbia University.

Ms. Rees’s leadership and experience in investing in, advising and building leading growth companies are valuable to the Company as it seeks to continue to grow its business and broaden its portfolio with innovative new product categories. Ms. Rees has deep connections across a wide range of industries, including the technology and education industries, and access to thought leaders worldwide.

David A. Rey.    Director since 2011; Member of the Audit Committee; Age 73.

From December 2008 to May 2011, Mr. Rey served as Executive Vice President and Chief Client Relationship Officer of UnitedHealth Group. From 1972 until 2008, Mr. Rey was an employee and then partner at Accenture Ltd. (previously Andersen Consulting and Arthur Andersen LLP), a global consulting firm. Mr. Rey served as both the Global Managing Partner of the healthcare industry practice and, as a Senior Managing Partner, led Accenture’s large client relationship development program. Mr. Rey does not serve on any other public company boards nor has he served on any other public company boards in the past five years. Mr. Rey holds a B.S. in Industrial Engineering and Operations Research from the University of California, Berkeley.

Mr. Rey brings financial reporting and accounting expertise to the Board of Directors, as well as global, cross-industry experience in developing and sustaining the kind of large client relationships that increas-

ingly drive our Company’s business growth. Mr. Rey’s strong financial background qualifies him as an “audit committee financial expert” as defined under SEC guidelines, and as such, he serves on the Company’s Audit Committee. In 2018, Mr. Rey earned the CERT Certificate in Cybersecurity Oversight from the National Association of Corporate Directors (NACD).

H. Tayloe Stansbury.    Director since 2023; Member of the Audit Committee; Age 62.

Mr. Stansbury has served as Chief Executive Officer of Kaleidescape, Inc., a provider of high-end movie players and servers, since November 2020. Mr. Stansbury previously served as interim Chief Executive Officer of Watermark Insights, LLC, a provider of software solutions for higher education, from July 2020 to November 2020. From May 2009 to May 2019, Mr. Stansbury served in various roles at Intuit Inc., an accounting and tax software company, including Executive Vice President and Chief Technology Officer. From 2007 to 2009, Mr. Stansbury served as Chief Information Officer of VMware Inc., a leading provider of multi-cloud services for all apps, enabling digital innovation with enterprise control. From 2001 to 2007, Mr. Stanbury served in various roles at Ariba, Inc., an information technology company, most recently as Executive Vice President of Products and Operations. During the past five years, Mr. Stansbury served on the board of directors of public companies TCV Acquisition Corp., Coupa Software Incorporated, and Shutterfly, Inc. Mr. Stansbury currently serves on the board of directors of private companies Watermark Insights, LLC and Kaleidescape, Inc. Mr. Stansbury earned an A.B. in Applied Mathematics from Harvard University.

Mr. Stansbury brings extensive experience in general management, cloud-based software and platform development, artificial intelligence, and cybersecurity.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE OFFICER COMPENSATION

Pursuant to Section 14A of the Exchange Act, the Company seeks a non-binding advisory vote from its stockholders to approve the compensation of our named executive officers as described under “Executive Compensation — Compensation Discussion and Analysis” and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement.

This proposal gives our stockholders the opportunity to express their views on the Company’s named executive officer compensation. Because your vote is advisory, it will not be binding upon the Board of Directors. However, the LDCC will consider the outcome of the vote when making future executive officer compensation decisions.

As we discuss below in our Compensation Discussion and Analysis, we believe that our compensation policies and decisions are designed to deliver a performance-based pay philosophy, are aligned with the long-term interests of our stockholders and are competitive. The Company’s principal compensation policies, which enable the Company to attract, motivate and retain talented executive officers to lead the Company in the achievement of our business objectives, include:

•	We make annual cash compensation decisions based on assessment of the Company’s performance against measurable financial goals, as well as each executive’s individual performance.

•

We emphasize long-term incentive compensation awards that collectively reward executive officers based on individual performance, external and internal peer equity compensation practices, and the performance of the Company’s stock.

•	Approximately two-thirds of the target value of fiscal 2023 annual long-term equity awards granted to executive officers in December 2022 was in the form of performance-based incentives.

•	We require stock ownership by our senior executive officers.

As a result, we are presenting this proposal, which gives you as a stockholder the opportunity to vote on our named executive officer compensation as disclosed in this proxy statement by voting “FOR” or “AGAINST” the following resolution:

RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the Company’s Proxy Statement for its 2024 Annual Meeting.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS BELIEVES THAT THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS IS APPROPRIATE AND RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE NAMED EXECUTIVE OFFICER COMPENSATION AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS AND THE COMPENSATION TABLES AND OTHERWISE IN THIS PROXY STATEMENT.

PROPOSAL 3: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

It is the responsibility of the Audit Committee to select and retain independent auditors. Our Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) as our independent auditors for the Company’s fiscal year ending September 30, 2024. Although stockholder ratification of the Audit Committee’s selection of independent auditors is not required by our Bylaws or otherwise, we are submitting the selection of Deloitte for stockholder ratification so that our stockholders may participate in this important corporate decision. If not ratified, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select different independent auditors for the Company.

Representatives of Deloitte will be present at the Annual Meeting and will have an opportunity to make a statement and respond to questions from stockholders present at the meeting.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by the Company’s independent registered public accounting firm for the fiscal years ended September 30, 2023 and September 30, 2022, for the audit of our annual financial statements and fees for other services rendered by the firm during those respective periods.

	2023	2022
Audit Fees	$3,325,000	$3,157,000
Audit-Related Fees	366,000	838,000
Tax Fees	163,000	304,000
All Other Fees	2,000	2,000

Total	$3,856,000	$4,301,000

Audit Fees.    Audit fees consisted of fees for services rendered in connection with the annual audit of our consolidated financial statements, quarterly reviews of financial statements included in our quarterly reports on Form 10-Q, and the audit of internal control over financial reporting. Audit fees also consisted of services provided in connection with statutory audits, consultation on accounting matters and SEC registration statement services.

Audit-Related Fees.    Audit-related fees consisted principally of fees for financial and non-financial attestation services (Service Organization Control), debt offering, customer compliance audits and audits of financial statements of employee benefit plans.

Tax Fees.    Tax services consisted of fees for tax consultation and tax compliance services.

All Other Fees.    All other fees consisted of fees for access to an online library of accounting and financial reporting literature.

Our Audit Committee considers whether the provision of services other than for audit fees is compatible with maintaining our independent auditor’s independence, and has determined that these services for fiscal 2023 and 2022 were compatible. The services described above were approved by the Audit Committee pursuant to Rule 2-01 of Regulation S-X under the Exchange Act.

Policy on Audit Committee Preapproval of Audit and Non-Audit Services of Independent Auditors

Our Audit Committee is responsible for appointing, setting compensation, and overseeing the work of the independent auditors. The Audit Committee has established a policy regarding preapproval of all audit and permitted non-audit services provided by the independent auditors. On an ongoing basis, management communicates specific projects and categories of service for which it requests the advance approval of the Audit Committee. The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of the independent auditors. On a periodic basis, management reports to the Audit

Committee regarding the actual spending for such projects and services compared to the approved amounts. The Audit Committee may also delegate the ability to preapprove audit and permitted non-audit services to a subcommittee consisting of one or more members, provided that any such preapprovals are reported on at the next Audit Committee meeting.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2024.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee selects and retains an independent registered public accounting firm as the Company’s independent auditor and assists the Board in overseeing (1) the integrity of the Company’s financial statements, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditor, and (4) the compliance by the Company with legal and regulatory requirements related to financial affairs and reporting. The Board of Directors has adopted a written charter for the Audit Committee that addresses the responsibilities of the Audit Committee. This charter is available on the “Investors” page of our website at www.fico.com.

While the Audit Committee has the responsibilities and powers set forth in its charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable legal and other requirements. These are the responsibilities of management and the independent auditor. Additionally, in performing its oversight function, the Audit Committee necessarily relies on the work and assurances of, and information provided by, management and the independent auditor.

Deloitte & Touche LLP (“Deloitte”) served as the Company’s independent auditor for the fiscal year ended September 30, 2023. In fiscal 2023, the Audit Committee met and held discussions with management and Deloitte on numerous occasions. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management and Deloitte the Company’s quarterly consolidated financial statements prior to the filing of each Quarterly Report on Form 10-Q and the audited consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2023. The Audit Committee discussed with Deloitte matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. Deloitte also provided to the Audit Committee the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with Deloitte the firm’s independence and tenure.

Based upon the Audit Committee’s discussions with management and the independent auditor, and the Audit Committee’s review of the representations of management and the report of the independent auditor to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2023, as filed with the SEC.

Submitted by the Audit Committee:

James D. Kirsner, Chair

Marc F. McMorris

David A. Rey

H. Tayloe Stansbury

CERTAIN RELATIONSHIPS AND RELATED PERSONS TRANSACTIONS

We maintain a written policy for the approval of any related person transactions. A “Related Person,” for purposes of our policy, means:

•	Any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer or a nominee for director;

•	Any person known to be the beneficial owner of more than 5% of our common stock; or

•	Any immediate family member of the foregoing persons.

“Immediate family members” include children, stepchildren, parents, stepparents, spouses, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and any other person (other than a tenant or employee) sharing the household of one of these individuals.

Under the Related Persons Transaction Policy, any transaction, arrangement or relationship in which the Company (including any of its subsidiaries) is or will be a participant and in which a Related Person has a direct or indirect interest (a “Related Persons Transaction”) must be reviewed by the Audit Committee, except that the following transactions, arrangements or relationships are exempt under the policy:

•	Payment of compensation by the Company to a director or executive officer of the Company for such person’s service to the Company in that capacity;

•	Transactions available to all employees or all stockholders of the Company on the same terms; and

•

Transactions that, when aggregated with the amount of all other transactions between the Company and the Related Person or any entity in which the Related Person has an interest, involve less than $120,000 in a fiscal year.

In determining whether to approve a Related Persons Transaction, the Audit Committee will consider the following:

•	Whether the terms are fair to the Company;

•	Whether the transaction is material to the Company;

•	The importance of the Related Persons Transaction to the Related Person;

•	The role the Related Person has played in arranging the Related Persons Transaction;

•	The structure of the Related Persons Transaction; and

•	The interests of all Related Persons in the Related Persons Transaction.

We will only enter into a Related Persons Transaction if the Audit Committee determines that the Related Persons Transaction is not inconsistent with the interests of the Company and its stockholders, the Related Persons Transaction is beneficial to the Company, and the terms of the Related Persons Transaction are fair to the Company. No Related Persons Transactions occurred during fiscal 2023.

CORPORATE GOVERNANCE

Board Leadership Structure

The Board of Directors does not have a policy with respect to the separation of the offices of Chairman of the Board and Chief Executive Officer. The Board of Directors believes that it is in the best interest of the Company for the Board of Directors to make a determination on this matter when it appoints a new Chief Executive Officer or Chairman. The Board of Directors has determined that, currently, the most effective leadership structure is to have a separate Chairman of the Board, a position held by Mr. Kelly since February 2016, and Chief Executive Officer, a position held by Mr. Lansing since January 2012, as it provides us the best access to the judgments and experience of both individuals while providing a mechanism for the Board’s independent oversight of management. As a result, the Chairman presides over the meetings of the Board of Directors and the stockholders, and the Chief Executive Officer is allowed more time to focus energies on the management of the Company’s business.

Board Risk Oversight Role

Our management is responsible for identifying the various risks facing the Company, formulating risk management policies and procedures, and managing the Company’s risk exposures. Our Board of Directors’ responsibility is to monitor the Company’s risk management processes by informing itself concerning our material risks and evaluating whether management has reasonable controls in place to address the material risks. The Audit Committee of the Board of Directors has been monitoring management’s responsibility in the area of risk oversight. Our internal risk management team reports to the Audit Committee on our major risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies. The Audit Committee also reviews with management the Company’s cybersecurity risk exposures and the steps management has taken to monitor and minimize such risks to the Company. The Audit Committee, in turn, reports on the matters discussed at the committee level to the full Board of Directors.

Attendance at Board Meetings

During fiscal 2023, the Board of Directors met five times. Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which such director served.

All Board members are expected to attend our Annual Meeting. All directors then standing for election attended the 2023 Annual Meeting.

Our Corporate Governance Guidelines provide that independent directors will meet in executive session without the Chief Executive Officer or other management present at each regular Board meeting. Braden R. Kelly, the Chairman of the Board, is independent and presides at executive sessions held in accordance with our Corporate Governance Guidelines.

Annual Board Self-Evaluations

The Board of Directors and committees conduct annual self-evaluations to assess the qualifications, attributes, skills and experience represented on the Board and to determine whether the Board and its committees are functioning effectively.

Board Committees

Our Board has three standing committees: Audit; Leadership Development and Compensation; and Governance, Nominating and Executive. All of the members of the committees are independent directors under the applicable SEC rules and NYSE listing standards. Each committee’s charter expressly provides that the committee has the sole discretion to retain, compensate, and terminate its advisors. Current copies of the charters of the three committees are available on the “Investors” page of our website at www.fico.com. The following sets forth the primary responsibilities and number of meetings in fiscal 2023 for each of our committees, as well as membership of each of our committees as of January 1, 2024.

Audit Committee		Primary Responsibilities:
Fiscal 2023 Meetings: 9 James D. Kirsner (Chair) Marc F. McMorris David A. Rey H. Tayloe Stansbury	•	Assists the Board in overseeing the integrity of our financial statements;
	•	Oversees the qualifications and independence of our independent auditor;
	•	Oversees performance of our internal audit function and independent auditor;
	•	Oversees our Company’s compliance program, including codes of conduct, as well as compliance with legal and regulatory requirements related to financial affairs and reporting;
	•	Appoints, retains, compensates, and replaces the independent auditor;
•

Reviews the audited financial statements with management and the independent auditor, and on an annual basis it provides an Audit Committee Report wherein it states that it recommends to the Board that the audited financial statements be included in our Annual Report on Form 10-K; and

	•	Reviews with management the Company’s cybersecurity risk exposures and the steps management has taken to monitor and minimize such risks to the Company.

Independence:
	•	Each member of the Audit Committee is independent as defined in Rule 10A-3 adopted pursuant to the Sarbanes-Oxley Act of 2002 and in the NYSE listing rules; and
•

The Board determined that all members of the Audit Committee are financially literate under NYSE listing rules, and that each of Messrs. Kirsner, McMorris and Rey is an “audit committee financial expert” under the SEC regulations.

Leadership Development and Compensation Committee		Primary Responsibilities:
Fiscal 2023 Meetings: 7 Joanna Rees (Chair) Fabiola R. Arredondo Braden R. Kelly Eva Manolis	•	Overall oversight responsibility for the directors’ and executive officers’ compensation plans and the compensation policies and programs of the Company;
	•	Reviews and approves the level and terms of the executive officers’ annual and long-term compensation;
	•	Evaluates the performance of the CEO and other executive officers of the Company;
	•	Administers the Company’s long-term incentive plans, as well as makes recommendations to the Board of Directors regarding the adoption of other incentive plans;
	•	Makes recommendations to the Governance, Nominating and Executive Committee with respect to the form and amount of director

Leadership Development and Compensation Committee		Primary Responsibilities:
compensation, and, jointly with the Governance, Nominating and Executive Committee, recommends changes in director compensation to the Board;
	•	Monitors compliance by directors and officers with the Company’s stock ownership guidelines;
	•	Solicits input from independent directors and periodically reviews and reports to the Board with respect to succession planning for the Chief Executive Officer and other senior management positions;
•

Regularly reviews and provides guidance to management with respect to the Company’s human capital management policies, programs and strategies, including but not limited to those regarding talent recruitment, development and retention, succession planning, health and safety, organizational culture, employee engagement, workforce diversity, and compensation and benefits; and

	•	Oversees and administers the Company’s policies, plans and agreements concerning the recovery of incentive compensation.

Independence:
	•	Each member of the Leadership Development and Compensation Committee is independent as required by the NYSE listing rules.

Governance, Nominating and Executive Committee		Primary Responsibilities:
Fiscal 2023 Meetings: 4 Braden R. Kelly (Chair) James D. Kirsner Joanna Rees	•

Reviews annually with the Board the composition (e.g., skills, experience, diversity, age) of the Board, the requisite skills and characteristics of new Board members, and the performance and continued tenure of incumbent Board members;

	•	Seeks individuals qualified to become Board members for recommendation to the Board;

	•	Develops and recommends to the Board the criteria for identifying and evaluating director candidates, and recommends candidates for election or reelection to the Board;

•

Leads the Board in an annual evaluation of the Board’s performance, reports annually to the Board on the results of the evaluation, and oversees the annual evaluation of the Board’s committees, and the self-evaluation of individual directors;

	•	Establishes the agenda for each Board meeting in cooperation with the CEO and appropriate senior management;

	•	Recommends to the Board the membership of the standing committees of the Board;

	•	Annually reviews and reassesses the adequacy of the Corporate Governance Guidelines and recommends any proposed changes to the Board for approval;

	•	Has general oversight of the Company’s objectives, policies and efforts related to corporate responsibility matters, including

Governance, Nominating and Executive Committee		Primary Responsibilities:
sustainability, environmental, corporate citizenship, social responsibility, political and public policy matters;

•

Receives recommendations of the Leadership Development and Compensation Committee with respect to the form and amount of director compensation, and, jointly with the Leadership Development and Compensation Committee, recommends changes in director compensation to the Board;

•

Takes action in accordance with Board policy with respect to investment, budget and capital and exploratory expenditure matters arising in the normal course of the Company’s business as the same may from time to time be conducted, subject to such threshold limits as are set from time to time by the Board; and

•

Takes action pertaining to selling, leasing, pledging, mortgaging or otherwise disposing of property or assets of the Company, subject to such threshold limits as are set forth from time to time by the Board.

Independence:
	•	Each member of the Governance, Nominating and Executive Committee is independent as required by the NYSE listing rules.

Environmental, Social and Governance (“ESG”) Matters

We recognize the importance of environmental, social, and governance issues. We have a long-standing commitment to the environment, the communities we call home, our employees, and other stakeholders, and we are proud of our strong governance practices. Our Board and certain of its committees oversee our progress on various ESG initiatives. Additional information regarding our commitment and approach to ESG matters appears on the Corporate Responsibility page of our website at www.fico.com/en/corporate-responsibility. The information on that page is not incorporated herein and is not a part of our proxy solicitation materials.

Human Capital Resources

Our People

As of September 30, 2023, we employed 3,455 persons across 29 countries. Of these, our largest representation includes 1,283 (37%) based in the United States, 1,259 (36%) based in India, and 270 (8%) based in the United Kingdom. Other than to the extent mandated by applicable law in certain foreign jurisdictions, none of our employees are covered by a collective bargaining agreement, and no work stoppages were experienced during fiscal 2023.

Our Board of Directors and executive leadership team believe that our people are vital to our success. The LDCC oversees all human capital management policies, programs, and strategies, including but not limited to those regarding talent recruitment, development and retention, health and safety, organizational culture, employee engagement, diversity, inclusion and belonging, and compensation and benefits. The LDCC also periodically reviews and reports to the Board with respect to succession planning for our Chief Executive Officer and other senior management positions. In addition, our Chief Human Resources Officer reports to our Board periodically on people-focused programs.

Three Core Values define our culture and serve to guide behavior and decision-making across our business: Act Like an Owner, Delight Our Customers and Earn the Respect of Others. Our selection process for new talent includes an evaluation against these values. Each new hire receives a personal welcome memo from the Chief Executive Officer reinforcing these values. In addition, we conduct recurring education sessions for both people managers and individual contributors targeting values-based behaviors. Finally, the performance of each employee is formally evaluated annually against values-based expectations captured in a behaviorally anchored “rubric.”

Employee Engagement

Unlocking the full potential of each individual by gaining their emotional commitment to help drive both personal and company success is an important priority. The resulting discretionary effort provides a powerful force for positive organizational change and ownership. We refer to this as “engagement” and, for the past decade, we have conducted quarterly workforce surveys to measure employee engagement and gain feedback and insights from our people about ways to improve the employee experience and the effectiveness of our business operations. Detailed findings from these surveys are promptly communicated to all employees, individual work teams, the executive team, and our Board and the findings are leveraged to drive positive organizational change. We involve designated employee “ambassadors” who work with senior leaders to explore findings, identify high value actions, and amplify messaging to help our people understand how survey participation can connect to positive change.

Examples of organizational changes that have been driven by the insights from these surveys include investments in workforce capacity, expanded recruiting of under-represented groups, broadened and more frequent company-wide communications, broadened employee stock ownership, expanded benefit programs including paid parental leave, well-being, family building, childcare reimbursement, and company-funded transportation programs, enhanced incentive plan funding, and expanded investments in professional development and culture-based initiatives to promote inclusiveness and belonging. Because of this ongoing dialogue and related actions, our e-Sat score (“How happy are you working at FICO”) exceeds, and nearly all of 22 engagement driver scores are at or above our external benchmark scores, with our Communication score (“I feel well-informed about what’s going on at FICO.”), our Action Taking score (“I believe meaningful action will be taken as a result of this survey.”), and our Leadership score (“I have confidence in the leadership team.”) leading by the widest margins. One of our engagement drivers specifically addresses attrition risk: “I rarely think about looking for a job at a different company.” We closely monitor this “retention” driver to gain insights and take steps to help mitigate unplanned attrition risk. As a result, our rate of voluntary attrition remains below industry average.

Awards and Recognition

Engaging our people, acting on their insights, and investing in organizational culture remain ongoing priorities, and it is encouraging to receive external recognition for these efforts. During fiscal 2023, we received several accolades including: (1) being named by Forbes as one of America’s Best Midsize Employers (for a third consecutive year); (2) being named by Forbes for the second consecutive year as one of America’s Best Employers for Women; (3) being recognized for the corporate social responsibility (“CSR”) Champion in Gender (Women) Initiatives Award by India’s Bangalore Chambers of Industry and Commerce; (4) receiving two DivHERsity awards in India for top 20 most innovative practices involving diversity hiring and women-focused leadership and development programs; and (5) achieving certification from the Great Place to Work Institute for our operations in Brazil for the fifth consecutive year.

Diversity, Inclusion, and Belonging

FICO believes in the business value of workforce diversity. Innovation is critical for any technology company – and we believe that it is fueled by the creative thinking that happens when people with different perspectives and backgrounds come together. We believe that diverse teams can better relate to and deliver against the many and varied needs of our clients. We also believe that promoting a culture where individual differences are truly valued allows us to attract the very best talent while encouraging our people to reach their full potential.

Foundationally, we have adopted a “Commitment to Inclusion and Belonging Policy” which provides that all employment-related decisions be made in compliance with established equal opportunity statutes. Accordingly, all decisions to employ, transfer, promote, train, compensate or otherwise provide access to benefit programs are to be made in accordance with these statutes. In addition, in the United States we have established an Affirmative Action Program and underlying plans for office locations with 50 or more employees to formally measure, report on and identify needed actions to close any gaps involving the utilization and advancement of women, minorities, disabled persons, and veterans.

As one strategy to accelerate progress in expanding workforce diversity, we engage in targeted campus recruiting efforts. In the United States, we maintained and expanded our partnership with the Management Leadership for Tomorrow (MLT.org) organization, which helped us connect with racially diverse college students for summer internships followed by offers of full-time employment upon graduation.

To help ensure understanding of our Commitment to Inclusion and Belonging Policy, as well as our Policy Against Harassment and other foundational and compliance policies, all new hires are provided with a copy of these policies during their onboarding process. In addition, we reinforce the importance of these policies during annual policy reminder communications. To equip our people with appropriate knowledge and outline their responsibilities as they specifically relate to preventing harassment and creating an inclusive work environment, we mandate a minimum of two hours of formal training, including competency testing, for all people managers every two years, with new people managers receiving this training within six months of appointment. All colleagues, including individual contributors, are also required to attend an abbreviated version of this training program every two years. Finally, we deliver a range of other “dialogue sessions” throughout the year, attended by a large percentage of our workforce, designed to build understanding of various forms of unconscious bias and strategies to overcome them. Our newest course in this regard fosters an understanding of neurodiversity and related workplace accommodation strategies.

Additional information on our diversity programs and efforts are available on the Corporate Responsibility page of our website at www.fico.com/en/corporate-responsibility. Information contained on our website is not deemed part of or incorporated by reference into this proxy statement.

Talent Recruitment

We leverage organizational culture as a competitive advantage in our efforts to attract talent from the broadest possible pool. This includes marketing our Core Values, opportunities for professional development, competitive compensation and benefit programs, and strong focus on work/life balance and flexible work locations including home-based work. In addition, our job descriptions and public job postings have been written to reflect inclusive language.

We deploy selection practices which ensure strong alignment between candidate qualifications and knowledge and skills needed for success in each role, while avoiding unconscious biases through hiring manager education and use of decision tools. We have adopted a policy that seeks a level of qualified applicant pool diversity to be achieved prior to offer extension as a strategy for building workforce diversity along with high quality hires. Further, in the U.S., we detail our targeted base pay ranges on all public job postings and instruct our recruiters that they are prohibited from inquiring about a candidate’s current level of compensation.

Professional Development

To support professional development, we offer a structured onboarding program with training specific to a variety of identified career paths to help new employees become rapidly engaged and productive. We have invested in building the FICO Integrated Learning Organization (“ILO”), which is led by our Chief Learning Officer. The ILO develops customized learning content for colleagues, clients, and partners around the world. We deliver high quality, targeted new hire onboarding, technology and product skill training, compliance and management and leadership education through this “FICO Learning” platform. This allows our employees to obtain the knowledge and skills to effectively perform in their current roles, while also preparing them for new opportunities. We also offer financial support for degreed or certificated programs through a tuition reimbursement program.

Some of our employee development programs are mandatory. These include training targeting our Commitment to Inclusion and Belonging Policy, our Policy Against Harassment and other foundational compliance policies. Beyond these broad courses, a strength of our approach is that it can be highly customized by role and individual to target specific knowledge or skill priorities. On average, FICO employees engage in 20-40 hours of formal training per year inclusive of structured courses and self-paced exploratory learning. Management insights, coupled with quarterly employee engagement surveys and learning program feedback surveys ensure that the learning content delivered by our ILO remains highly relevant and effective.

Compensation and Benefit Programs

We regularly participate in market-based compensation surveys, seek the advice of outside experts, and leverage new hire and unplanned attrition trend data to ensure that our base pay and incentive structures are competitive. We create a strong sense of shared purpose by having our CEO and each member of our executive leadership team participate in the same annual cash incentive bonus plan as all non-sales employees across our organization.

We conduct annual structured talent management and semi-annual rewards program reviews that are designed to closely link rewards to individual performance outcomes and to ensure fairness in promotion and pay decisions. We have invested in building behaviorally anchored “performance rubrics” for all major role types across our organization to bring greater objectivity to the performance assessment process.

Over the course of the past decade, we’ve steadily and significantly expanded participation in our annual performance-based equity program from 7% to nearly 33% of our workforce. In addition, we offer an Employee Stock Purchase Plan for eligible employees, which is designed to promote broad-based equity participation.

We offer competitive health and welfare benefit plans with significant company subsidies to offset premiums, retirement plans with a competitive company match to encourage participation and flexible paid-time-off programs including vacation, sick time, and disability time. We have paid Maternity and Parental Leave benefits totaling up to 12 weeks, and we have adopted a Wellness Program designed to provide broad-based physical and mental health education and personal health coaching, as well as quarterly cash Wellness Awards designed to help employees fund wellness-related purchases which they find most valuable. We are also in the process of implementing a new global Family Building Benefit program, which provides infertility, cryopreservation, surrogacy, and adoption support services. In India, we recently implemented a new Childcare Reimbursement program to assist parents of young children.

Promoting a Healthy and Safe Work Environment

We are committed to providing a safe and healthy workplace, and our professional work environments reflect that commitment with state-of-the-art computing equipment, sit-stand desk options, ergonomic chairs, and well-appointed breakrooms. We foster a healthy work/life balance for our people via both remote and hybrid work location policies that provide significant flexibility surrounding work location and work schedules. We continuously strive to meet or exceed compliance with all laws, regulations and accepted practices pertaining to workplace safety. All employees and contractors are required to comply with established safety policies, standards, and procedures. Our benefits and facilities teams regularly conduct ergonomic evaluations and take all reasonable steps to accommodate the unique needs of individuals. In addition, we conduct periodic training designed to promote a safe and healthy work environment – including both office and home-based work settings. Our Remote and Hybrid Work Policies allow our people to flexibly work from home and office environments, and we have provided our people with workstation and other equipment at both home and work. We have also substantially reduced employee travel to only essential business needs in favor of ongoing video-based meetings. Beyond workplace safety, all employees are made aware of and bound by our Code of Business Conduct and Ethics policy which sets forth clear expectations on a number of dimensions, including health and safety commitments.

FICO prohibits all workplace violence and threatening behavior by employees. Behaviors can include physical violence, as well as oral or written statements, gestures or expressions that communicate a direct or indirect threat of physical harm. We are committed to providing a work environment free of unlawful harassment. Our policy prohibits all unlawful harassment including sexual harassment and harassment based on pregnancy, childbirth or related medical conditions, race, religious creed, color, national origin or ancestry, physical or mental disability, medical condition, veteran status, marital status, age, gender, sexual orientation or any other basis protected by federal, state, or local law or ordinance or regulation.

Finally, all employees and contingent workers are required to pass a comprehensive pre-employment background check addressing criminal convictions and verification of employment eligibility, identity, and educational and work history credentials.

Insider Trading Policy

We have adopted an insider trading policy that governs the purchase, sale, and other dispositions and transactions in our securities by our directors, officers, and employees, which is reasonably designed to promote compliance with insider trading laws, rules and regulations.

DIRECTOR COMPENSATION PROGRAMS

Non-Employee Director Compensation

The following compensation components are paid to our non-employee directors:

•	Annual retainer fees;

•	An equity grant upon initial election to the Board; and

•	Annual equity grants.

Our Compensation Program for Non-Employee Directors, initially adopted on December 8, 2016 and amended on March 1, 2022 (the “Program”), for fiscal 2023 was as described below.

Under the Program, each non-employee director was entitled to receive annual retainer fees in the amounts set forth below and was paid in cash quarterly in arrears during their annual term commencing upon their election or re-election at each Annual Meeting of Stockholders. Such amounts are pro-rated for appointments made to the Board of Directors, Chair of a standing Board committee or Chairman of the Board between Annual Meetings.

Base annual retainer fee payable to all non-employee directors	$60,000
Additional annual retainer fee payable to Chairs of the Board’s Audit Committee, Leadership Development and Compensation Committee and Governance, Nominating and Executive Committee	$25,000
Additional annual retainer fee payable to Independent Chairman of the Board	$100,000
Additional annual retainer fee payable to non-Chair members of the Audit Committee, Leadership Development and Compensation Committee and Governance, Nominating and Executive Committee	$15,000

The stock price used for purposes of all calculations made under the Program equaled the average closing price of a share of the Company’s stock for the trading days within the 30-calendar-day period that ended on the eleventh calendar day before the date of grant.

Each non-employee director had the right, prior to the Annual Meeting, to elect to receive some or all of these annual retainer fees in the form of fully vested nonqualified stock options instead of cash. A director who elected to receive some or all of these annual retainer fees in the form of a stock option received an option to purchase a number of shares equal to the amount of the retainer or portion of the retainer being converted divided by the Black-Scholes value of an option.

Upon initial election to the Board, each non-employee director was entitled to receive a number of nonqualified stock options subject to three-year ratable vesting equal to $460,000 divided by the Black-Scholes value of a nonqualified stock option. The director was able to elect to convert either 50% or 100% of these stock options to RSUs subject to three-year ratable vesting. The number of RSUs was determined by dividing the aggregate Black-Scholes value of the nonqualified stock options being exchanged by the value of an RSU.

Annual equity grants made to non-employee directors who were re-elected at the 2023 Annual Meeting of Stockholders after serving on the Board at least since the previous Annual Meeting were in the form of stock options subject to one-year cliff vesting equal to $230,000 divided by the Black-Scholes value of a nonqualified stock option, and each committee chair received an additional annual grant in the form of stock options subject to one-year cliff vesting equal to $30,000 divided by the Black-Scholes value of a nonqualified stock option. Each director was able to elect to convert either 50% or 100% of these stock options to RSUs subject to one-year cliff vesting. The number of RSUs was determined by dividing the aggregate Black-Scholes value of the nonqualified stock options being exchanged by the value of an RSU. Equity awards granted upon an Annual Meeting that are subject to vesting will vest upon the dates of successive Annual Meetings.

Effective November 30, 2023, the annual equity grant to non-employee directors will increase to $280,000 (from $230,000) and the equity grant upon initial election to the Board will increase to $560,000 (from

$460,000). We last adjusted non-employee director equity award values in fiscal 2014, and believe these adjustments are appropriate based on our review of peer group compensation levels. Our Program otherwise remains unchanged.

Director Stock Ownership Guidelines

Our policy requires non-employee directors to hold seven times the base annual retainer fee in share value to be owned within five years of initial election or appointment. All of the directors currently meet the stock ownership guidelines or are making acceptable progress to their applicable level.

Director and Officer Liability Insurance Policies

Directors are covered under our director and officer liability insurance policies for claims alleged in connection with their service as directors. We have entered into indemnification agreements with all of our directors agreeing to indemnify them to the fullest extent permitted by law for claims alleged in connection with their service as directors.

DIRECTOR COMPENSATION FOR FISCAL 2023

The table below summarizes the compensation paid by the Company to each non-employee director for the fiscal year ended September 30, 2023.

Name	Fees Earned or Paid in Cash ($)(1)		Stock Awards ($)(10)(11)	Option Awards ($)(10)(12)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Fabiola R. Arredondo	75,000	(2)	234,880	—	—	—	—	309,880

Braden R. Kelly	100,000	(3)	265,605	—	—	—	—	365,605

James D. Kirsner	100,000	(4)	265,605	—	—	—	—	365,605

Eva Manolis	75,000	(5)	234,880	—	—	—	—	309,880

Marc F. McMorris	75,000	(6)	—	230,694	—	—	—	305,694

Joanna Rees	100,000	(7)	—	260,773	—	—	—	360,773

David A. Rey	90,000	(8)	234,880	—	—	—	—	324,880

H. Tayloe Stansbury	—	(9)	231,122	230,261	—	—	—	461,383

(1)

All fees under this column represent fees paid to the directors under the Program described above. The Program anticipates fees commencing with the directors’ election year (February/March to February/March), whereas the compensation reported in this table is that paid during our fiscal year (October through September). Fees that are paid in cash are paid quarterly in arrears. Fees that, at the election of the director, are paid in stock options are paid in one annual grant upon the director’s election to the Board. As a result, when a director’s election with respect to receiving fees in cash or stock options changes from one year to the next, the director’s compensation disclosed in this column differs from the annual fees described under “Non-Employee Director Compensation” above. Messrs. Kirsner and McMorris, and Mses. Arredondo, Manolis and Rees made election changes during fiscal 2023.

(2)

Represents the $75,000 in annual board and committee retainers which would have been paid in cash in quarterly installments following her re-election that were forgone by Ms. Arredondo to instead receive 295 stock options in one grant upon her re-election. The amount recognized for financial statement reporting purposes in fiscal 2023 with respect to such options, which was $75,198, is excluded from the “Option Awards” column.

(3)	Represents $100,000 of the annual board, committee, independent chairman of the board and committee chair retainers paid to Mr. Kelly in cash in the third and fourth quarters of fiscal 2023.

(4)	Represents $100,000 of the annual board, committee chair and committee retainers paid to Mr. Kirsner in cash in fiscal 2023.

(5)	Represents $75,000 of the annual board and committee retainers paid in cash to Ms. Manolis in fiscal 2023.

(6)

Represents the $75,000 in annual board and committee retainers which would have been paid in cash in quarterly installments following his re-election that were forgone by Mr. McMorris to instead receive 295 stock options in one grant upon his re-election. The amount recognized for financial statement reporting purposes in fiscal 2023 with respect to such options, which was $75,198, is excluded from the “Option Awards” column.

(7)

Represents the $100,000 in annual board, committee chair and committee retainers which would have been paid in cash in quarterly installments following her re-election that were foregone by Ms. Rees to instead receive 394 stock options in one grant upon her re-election. The amount recognized for financial statement reporting purposes in fiscal 2023 with respect to such options, which was $100,435, is excluded from the “Option Awards” column.

(8)

Includes (i) $75,000 in annual board and committee retainers paid quarterly to Mr. Rey in cash during fiscal 2023, and (ii) $15,000 in annual board and committee retainers which would have been paid in cash in quarterly installments following his re-election that were forgone by Mr. Rey to instead receive 59 stock options in one grant upon his re-election. The amount recognized for financial statement reporting purposes in fiscal 2023 with respect to such options, which was $15,040, is excluded from the “Option Awards” column.

(9)	Mr. Stansbury joined the Board on August 22, 2023, and did not have annual board and committee retainers paid in cash in fiscal 2023.

(10)

The amounts in this column represent the aggregate grant date fair value of each award computed in accordance with FASB ASC Topic 718. For information on the assumptions used to calculate the value of the awards, refer to Note 15 of the Company’s Consolidated Financial Statements in the Annual Report on Form 10-K for the fiscal year ended September 30, 2023, as filed with the SEC.

(11)

As of September 30, 2023, the RSU awards outstanding for each director are as follows: Ms. Arredondo —344; Mr. Kelly — 389; Mr. Kirsner — 389; Ms. Manolis — 344; Mr. McMorris — 0; Ms. Rees — 0; Mr. Rey — 344; and Mr. Stansbury — 274.

(12)

As of September 30, 2023, the option awards outstanding for each director are as follows: Ms. Arredondo — 3,396; Mr. Kelly — 19,533; Mr. Kirsner — 715; Ms. Manolis — 11,695; Mr. McMorris — 8,638; Ms. Rees — 20,142; Mr. Rey — 16,862; and Mr. Stansbury — 745.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section describes our executive compensation philosophy, and the process by which our Leadership Development and Compensation Committee (“LDCC”) makes executive compensation decisions and pay decisions for our named executive officers.

Our named executive officers for fiscal 2023 consist of the following persons:

•	William Lansing, our Chief Executive Officer (our “CEO”);

•	Steven Weber, our Executive Vice President and Chief Financial Officer;

•	Michael McLaughlin, our former Executive Vice President and Chief Financial Officer;

•

Stephanie Covert, who served as our Executive Vice President, Software through November 2, 2023, and then in a non-executive officer position as the Company’s Vice President, Software Technology through December 31, 2023;

•	Mark Scadina, our Executive Vice President, General Counsel and Corporate Secretary; and

•	James Wehmann, our Executive Vice President, Scores.

Effective January 13, 2023, Mr. McLaughlin resigned from the Company for a new professional opportunity, and Steven Weber, who was our Vice President, Treasurer, Tax and Investor Relations, was appointed to serve as our Vice President, Interim Chief Financial Officer, until a permanent successor was appointed. Effective May 15, 2023, Mr. Weber was appointed our Executive Vice President and Chief Financial Officer.

Executive Summary

Fiscal 2023 Company Performance Highlights

During fiscal 2023, we again delivered record revenues and free cash flow as we continued to focus our strategy and pursue our long-term growth initiatives. We utilized our cash to enhance stockholder value through continued investments in FICO Platform initiatives and our stock repurchase program. Financial highlights and key measures of our performance that were determined at the beginning of the performance period by our LDCC and applied to determine the 2023 performance of our named executive officers are set forth below. See the

“Determination of Compensation” section below for more details on the LDCC’s compensation decision-making process.

(1)

Adjusted EBITDA is a non-GAAP financial measure and is defined as GAAP net income, adjusted for certain items. See Appendix A to this proxy statement for a reconciliation of Adjusted EBITDA to GAAP net income, the most directly comparable GAAP financial measure.

Fiscal 2023 Executive Compensation Highlights

Our compensation program is aligned with our pay-for-performance philosophy, emphasizing variable and long-term incentive opportunities that align our named executive officers’ financial interests with those of our stockholders.

Our short-term cash incentive compensation plan funding is based on company performance, with individual awards linked closely to individual performance. In addition, the value of two-thirds of our named executive officers’ target long-term incentive opportunity is weighted towards performance-based equity vehicles, the value of which depends on achieving the Company’s financial performance targets and stock price performance.

For fiscal 2023:

•	Base salaries for fiscal 2023 remained flat, other than the increase in Mr. Weber’s base salary in connection with his appointment to Executive Vice President and Chief Financial Officer in May 2023.

•

The target level of short-term cash incentive awards for each executive officer, expressed as a percentage of annual base salary, remained unchanged in fiscal 2023 and used an equally-weighted combination of Adjusted EBITDA and Adjusted Revenue to drive sustainable top-line and bottom-line growth. For both measures, the LDCC set stretch target goals that required performance exceeding fiscal 2022 targets and actual performance. Our Adjusted Revenue and Adjusted EBITDA measures are discussed further below, and Adjusted EBITDA is reconciled to net income in Appendix A to this proxy statement.

•

Our long-term equity incentive awards represent the large majority of executives’ total direct compensation opportunity consistent with our pay-for-performance philosophy, and we use a performance-weighted mix of performance share units (“PSUs”) and market share units (“MSUs”) together with time-based restricted stock units (“RSUs”), designed to ensure that our executive compensation program operates effectively across a wide variety of business scenarios.

•

The LDCC selected Adjusted Revenue and Adjusted EBITDA for the PSU performance metrics because it believes these measures best balance the delivery of steady growth against the investments we are making as we continue to pursue a strategic shift in the focus of the Software segment toward a cloud-based platform while preserving the value of legacy solutions. As a result, we are making significant investments in technology infrastructure and solution innovation which tend to sacrifice short-term performance on certain other measures (e.g., earnings per share) in favor of enabling longer-term stockholder value creation.

•

PSUs use a one-year performance period, enabling the LDCC to set rigorous goals for a time period over which it has reasonable visibility. Our relatively long sales cycle coupled with complexities linked to our strategic shift make goal setting over a longer-term performance period particularly challenging.

•

To address the importance of longer-term performance measures, our MSUs measure relative total shareholder return (“rTSR”) performance over one-, two-, and three-year performance periods. See the discussion beginning on page 43 below for further discussion of our long-term incentive awards.

•	Named executive officers’ pay outcomes for fiscal 2023 demonstrate the strong pay and performance linkage of our program.

(1)

Dollar amounts shown for targeted value reflect actual base salary earned and target short- and long-term incentives for fiscal 2023. Amounts shown exclude (i) the Chief Executive Officer’s special performance-based retention and leadership continuity award discussed immediately below, which provides for a five-year performance period; and (ii) for Steven Weber, who served as Interim Chief Financial Officer from January 2023 until his appointment as Chief Financial Officer in May 2023, the amounts awarded to him in December 2022 (pursuant to a special award for retention purposes), January 2023 (in connection with his promotion to Interim Chief Financial Officer) and May 2023 (in connection with his promotion to Executive Vice President, Chief Financial Officer). Realized/realizable value reflects actual PSU results for fiscal 2023, actual MSU results for the one-year performance period that ended November 30, 2023, and target MSU values for the outstanding two- and three-year performance periods, in each case for the PSUs and MSUs granted in fiscal 2023.

(2)	Excludes our former Chief Financial Officer Michael McLaughlin, who forfeited his fiscal 2023 short- and long-term incentive awards upon his resignation in January 2023.

Chief Executive Officer Special Performance-Based Retention and Leadership Continuity Award

On June 5, 2023, the LDCC made a special performance-based retention and leadership continuity award to Mr. Lansing, our Chief Executive Officer. The approximately $30 million award at target was granted 50% in the form of 19,576 target number of MSUs and 50% in the form of 52,082 non-qualified stock options.

The LDCC’s intent in making this award was to secure Mr. Lansing’s continued leadership during the next five years as the Company pursues its market-leading software platform and scores business strategies. Mr. Lansing, who was age 65 at the time of the award, has guided the Company through transformative growth since his appointment as CEO in 2012. The strength of our TSR performance provides evidence of Mr. Lansing’s leadership contributions: Our one-year and three-year TSR position us at the 85th and 67th percentile of the Russell 3000 Index, respectively. Furthermore, during Mr. Lansing’s tenure the Company has achieved cumulative TSR performance versus the Russell 3000 Index that places the Company in the 99th percentile. He has provided invaluable leadership to the Company in terms of business vision, strategic execution, and in attracting and engaging top talent. While the LDCC regularly updates its succession plans and is focused on the importance of developing our internal talent, it believes that retaining and ensuring Mr. Lansing’s leadership over at least the next five years is critical to continuing to advance the Company’s strategies and to provide senior leadership team continuity, particularly as we continue the strategic shift within our Software segment toward a cloud-based platform. The LDCC believes that Mr. Lansing’s strategic vision is critical to FICO’s execution of this shift, which is pivotal to FICO’s long-term success, and to ensuring continued stability of our broader executive leadership team.

In light of these objectives, the LDCC conducted an extensive benchmarking analysis based on market data, with the assistance of its independent compensation consultant. Following review and consideration of various factors, including relevant industry data, market competition, and Mr. Lansing’s significant leadership contributions, the LDCC determined that this special award – which provides for an extended five-year performance period for the MSUs and five-year vesting period for the stock options, with no vesting prior to the initial three-year period and a holding requirement for all net shares issued until the end of the full five-year period – would best serve its leadership continuity and retention objectives. Absent extraordinary circumstances, the LDCC does not intend to make any additional special awards to Mr. Lansing during the five-year performance period of this special award. See the section entitled “CEO Special Performance-Based Retention and Leadership Continuity Award” below for the key terms of these MSUs and stock options.

Stockholder Advisory Vote on Named Executive Officer Compensation

At our last Annual Meeting of Stockholders held on March 1, 2023, we asked our stockholders to approve, by advisory vote, the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosures contained in our proxy statement for that Annual Meeting. The proposal was approved by our stockholders with approximately 83.4% of the votes cast being “for” approval. The LDCC regularly evaluates and adjusts the Company’s compensation policies and practices as it deems appropriate to advance the best interests of the Company and its stockholders, and the Company engages in periodic discussions with certain of its largest stockholders to obtain feedback on our compensation policies and practices.

In light of the continued support of our executive compensation program, policies, and practices by the significant majority of our stockholders at our last Annual Meeting, the LDCC largely maintained the existing compensation program, policies, and practices during fiscal 2023. In particular, as noted above, the LDCC believes our PSU one-year performance period is best-aligned to our present needs because it enables the LDCC to set rigorous goals for a time period over which it has reasonable visibility. Our relatively long sales cycle coupled with the complexities linked to the strategic shift underway make goal setting over a longer-term performance period particularly challenging. The LDCC believes that the MSU structure provides a complementary, multi-year view of performance that directly aligns pay outcomes with stockholders’ experience. It has also been intentional in its use of Adjusted Revenue and Adjusted EBITDA under both our short- and long-term incentive programs, given the criticality of these two metrics to our business. Importantly, the PSUs utilize meaningfully steeper upwards and downwards payout slopes than the short-term cash incentive plan, consistent with the LDCC’s desire to more heavily weight compensation opportunities toward variable, equity-based compensation opportunities, to strengthen the risk and reward profile of these awards.

The LDCC’s decisions made at the outset of fiscal 2024 reflect a continuation of this philosophy and program design, with close alignment between earnings opportunity and company performance. Specifically, our emphasis on long-term equity incentive awards continues and the long-term incentive program continues to reflect a strong emphasis on performance-based vehicles, with two-thirds of the value of annual equity awards made to our executive officers in fiscal 2024 involving performance-based vehicles. For fiscal 2024, the LDCC also retained Adjusted Revenue and Adjusted EBITDA as the two financial performance measures used to determine short-term cash incentive plan funding and PSU earnings, equally weighted at 50% each. With PSUs representing one-third of long-term equity incentive award value, the LDCC also continued to place one-third of long-term equity incentive award value on MSUs which are earned over one-, two-, and three-year performance periods based on relative total stockholder return versus the Russell 3000 Index.

Quality Pay Practices and Policies

Highlighted below are key practices and policies of our compensation program which reinforce our pay-for-performance philosophy, achieve our retention and motivation objectives, and align executive and stockholder interests.

Determination of Compensation

LDCC Process

Members of executive management participate in the LDCC’s meetings at the LDCC’s request. Management’s role is to contribute input and analysis, which the LDCC considers in making its decisions. The LDCC is not bound by management’s recommendations, but the LDCC relies on the insights of our CEO and Chief Human Resources Officer in determining compensation for our executive officers, other than our CEO. The LDCC also consults with its independent compensation consultant during its review of executive officer compensation. Prior to making decisions on executive compensation, the LDCC refers to comprehensive statements and reports prepared by its compensation consultant and management that reflect the amount and elements of each executive officer’s target total direct compensation opportunity relative to competitive market practices.

The LDCC conducts an annual performance review of our CEO in connection with the determination of his compensation. As part of this process, one or more LDCC members and/or the Chairman of our Board of Directors meet with each senior executive to discuss our CEO’s performance using a structured interview approach. In addition, each Board member completes a written evaluation of our CEO and submits it to the LDCC. Based on these interviews and written evaluations, as well as on its own determinations regarding our

CEO’s performance, the LDCC prepares a final performance review for our CEO. The LDCC then submits a recommendation for our CEO’s compensation to our Board of Directors for discussion. Following such discussion, the LDCC finalizes its determination of our CEO’s compensation and informs our CEO of such determination, together with the final performance review.

Compensation Peer Group

In connection with our fiscal 2023 executive compensation program, the LDCC reviewed summary reports prepared by its compensation consultant and by management reflecting current and proposed base salary, short-term cash incentive and equity award levels for our executive officers. Each element was analyzed relative to the Company’s compensation peer group. The peer group consisted of 20 companies that were selected as being similar in size to the Company and operating in the application software, data processing and outsourced services, research and consulting services, and financial exchanges and data sub-industries within the Global Industry Classification Standard taxonomy.

The 20 peer companies that were included in the analysis referenced by the LDCC when it set compensation for fiscal 2023 were as follows:

ACI Worldwide	Jack Henry & Associates
ANSYS	Manhattan Associates
Aspen Technology	MSCI
Black Knight	Palantir Technologies
Broadridge Financial Solutions	Pegasystems
Cadence Design Systems	PTC
DocuSign	Splunk
Equifax	TransUnion
FactSet Research Systems	Verisk Analytics
Guidewire Software	Zendesk

The composition of the compensation peer group is reviewed annually at a minimum, with adjustments made that the LDCC, with the assistance of its compensation consultant, believes are appropriate to maintain comparability within the employment marketplace and to reflect any mergers or acquisitions or significant size changes among the subject companies. CoreLogic and Nuance Communications were removed from the compensation peer group for fiscal 2023 as a result of their acquisitions.

Specific information with respect to the Company’s relative position follows, using values available at the time the compensation levels were being determined in November 2022:

	Revenue ($ in millions)	Market Capitalization ($ in millions)	Operating Income (Loss) ($ in millions)	Net Income (Loss) ($ in millions)	One-Year TSR (%)	Three-Year TSR (%)
75th percentile of peer group	$3,041	$20,815	$642	$592	-5%	18%
50th percentile of peer group	$1,924	$14,719	$386	$378	-29%	6%
25th percentile of peer group	$1,500	$10,119	$(105)	$(127)	-40%	-5%
Company	$1,363	$11,893	$531	$369	4%	12%
Percentile rank	19%	30%	64%	48%	85%	67%

The LDCC considered the peer group information in addition to company and individual performance when setting the compensation levels for our executive officers for fiscal 2023. The LDCC does not benchmark total compensation or individual elements of compensation to particular percentiles but aims to create competitive pay packages that reflect the Company’s performance and that are generally intended to deliver above market median compensation if long-term equity incentive awards pay out at or above target based on challenging required levels of performance.

Use of Compensation Consultant

The LDCC retains an external, independent compensation consultant to assist it in analyzing our executive compensation program and assessing market levels of compensation. For fiscal 2023, the LDCC engaged Compensia, Inc. to provide competitive practice and market compensation data, advice regarding the design of compensation programs for our executive officers and non-employee directors, input regarding specific compensation actions for our executive officers (including the special performance-based retention and leadership continuity award to Mr. Lansing in June 2023) and analysis of the composition of our compensation peer group.

Compensation Consultant Conflict of Interest Analysis

The LDCC has considered the relationships that the compensation consultant it engaged in fiscal 2023 has had with the Company, the members of the LDCC and the Company’s executive officers, as well as the policies that the consultant has in place to maintain its independence and objectivity and has determined that no conflicts of interest arose from the work performed by such consultant.

Elements of Compensation

The fiscal 2023 executive compensation program consisted of three principal elements: (1) base salary; (2) short-term cash incentives; and (3) long-term equity incentives in the form of PSUs, MSUs, and RSUs.

Compensation Element	Purpose and Philosophy
Base Salary	• Base salary provides our executive officers with financial stability and predictable cash flow.

•  Individual base salaries are determined by evaluating the executive officer’s role within the Company, experience, performance, and potential for development, as well as the base salaries of comparable roles within the peer group companies and the broader marketplace.

Short-Term Cash Incentives	• Our short-term cash incentive plan rewards the achievement of annual Company and individual performance goals.
• Target cash incentive payment amounts are expressed as a percentage of base salary determined with reference to the peer group companies and the broader marketplace.
• Participants may earn between zero and 250% of their target cash incentive award opportunities, depending both upon Company and individual performance.
Long-Term Equity Incentives

•  Long-term equity incentive awards directly link a significant portion of each executive officer’s target total direct compensation to the market value of our common stock, while promoting retention through multi-year vesting and performance periods.

•  PSUs are earned based upon the extent to which annual Company financial performance targets are achieved with as few as zero and as many as 200% of the target PSUs eligible to be earned. Earned units are then subject to multi-year time-based vesting, promoting continued linkage to the market price of our common stock while also promoting retention.

•  MSUs are earned based on our relative total shareholder return measured over one-year, two-year, and three-year performance periods with as few as zero and as many as 200% of the target MSUs eligible to be earned.

•  RSUs represent a more stable equity-based compensation vehicle, ensuring linkage to the stock price performance of our common stock while promoting retention over a multi-year time-based vesting period.

Base Salary in Fiscal 2023

None of our named executive officers received an increase in base salary as part of the Company’s annual year-end performance review and compensation process in November 2022. This conservative approach reflects the LDCC’s continued commitment to incentive compensation elements directly linked to the achievement of our target financial goals and the creation of stockholder value. In connection with Mr. Weber’s appointment to Executive Vice President and Chief Financial Officer in May 2023, the LDCC established his base salary at the same level as his predecessor, Mr. McLaughlin.

Named Executive Officer	Fiscal 2023 Base Salary	Fiscal 2022 Base Salary
William Lansing	$750,000	$750,000
Steven Weber(1)	$400,000	N/A
Michael McLaughlin(2)	$400,000	$400,000
Stephanie Covert	$500,000	$500,000
Mark Scadina	$400,000	$400,000
James Wehmann	$500,000	$500,000

(1)

Effective May 15, 2023, Mr. Weber was appointed Chief Financial Officer and his annual base salary was increased to $400,000. Prior to that date, Mr. Weber was Interim Chief Financial Officer beginning January 13, 2023, and prior to that served as the Company’s Vice President, Treasurer, Tax and Investor Relations, a non-executive officer position. Mr. Weber’s fiscal 2022 base salary is noted as not applicable, since he was not in an executive officer role during that year.

(2)	Mr. McLaughlin’s employment terminated effective January 13, 2023.

Short-Term Cash Incentives in Fiscal 2023

We offer a short-term incentive opportunity in the form of cash incentive awards to our executive officers. For fiscal 2023, these incentive awards were paid from a single, centralized pool that supported short-term cash incentive payments to our executive officers and vice president-level leaders under our Management Incentive Plan (“MIP”) and to other eligible employees under our Broad-Based Incentive Plan (“BBIP”).

In fiscal 2023, the LDCC determined our named executive officers’ cash incentive payments using the framework set forth below (which was the same for our named executive officers and for all other participants in the MIP and BBIP):

Participant Target %	=	The percentage of each participant’s annual base salary that represents his or her target cash incentive award payment opportunity.

Company Performance Factor	=

A value ranging from 0 to 125% reflecting the extent to which the Company Adjusted Revenue and Adjusted EBITDA targets were achieved. The Company Performance Factor for fiscal year 2023 was equal to 125% of targeted funding approved by the LDCC at the beginning of the fiscal year.

Participant Performance Factor	=	A value ranging from 0 to 200%, reflecting the extent to which individual participant performance goals were achieved.

As an illustrative example, a participant with an annual base salary of $500,000, a Participant Target % of 50% of base salary, and a Participant Performance Factor of 100% would have earned $312,500 for fiscal 2023 based on our Company Performance Factor of 125% (compared to a target payment of $250,000).

The Participant Target % for each participant in the MIP is based on the Company’s desire to continue to emphasize long-term incentives and the LDCC’s review of market-competitive short-term compensation levels for executives in comparable roles at the peer group companies. As provided in their respective employment agreements, Mr. Lansing’s Participant Target % is 100% of his annual base salary, and the other named executive officers each have a Participant Target % of 50% of their annual base salary in effect at the end of fiscal 2023.

The LDCC establishes the size of the cash incentive pool by multiplying the aggregate amount of plan participants’ target-level awards by the Company Performance Factor, reflecting the extent to which Adjusted Revenue and Adjusted EBITDA targets were achieved. “Adjusted Revenue” means the Company’s GAAP Revenue as adjusted for any impact on revenues related to acquisitions, divestitures or other events deemed by the LDCC to have been out of management’s control or that may not be indicative of recurring business results and occurring in the measurement year. For fiscal 2023, the LDCC determined that no adjustments to the Company’s GAAP Revenue were warranted, and therefore Adjusted Revenue was the same as GAAP Revenue. “Adjusted EBITDA” is a non-GAAP financial measure and is defined as GAAP net income, adjusted for: interest expense, net; provision for income taxes; other expense (income), net; amortization of intangible assets; depreciation; stock-based compensation expense; and gain on product line asset sale, as further adjusted for any impact on revenues related to acquisitions, divestitures or other events deemed by the LDCC to have been out of management’s control or that may not be indicative of recurring business results and occurring in the measurement year. See Appendix A to this proxy statement for a reconciliation of Adjusted EBITDA to GAAP net income, the most directly comparable GAAP financial measure. The threshold, target, and maximum performance levels for each performance measure, along with the related Company Performance Factor, for fiscal 2023 were as follows:

Financial Metric (Weighting)	Threshold Funding Level	Mid-point Funding Level	Target Funding Level	Upside Funding Level	Maximum Funding Level	Actual Performance
Adjusted Revenue (50%)	$1,377.3 million	$1,433.7 million	$1,475.0 million	$1,490.3 million	$1,508.2 million	$1,514.0 million
Adjusted EBITDA (50%)	$681.7 million	$726.2 million	$743.9 million	$753.2 million	$765.2 million	$780.8 million
Company Performance Factor	25%	50%	100%	112.5%	125%	125%

In accordance with this calculation, a Company Performance Factor of 125% was applied to the cash incentive pool and uniformly affected payments made to all participants in the MIP and BBIP. This fiscal 2023 Company Performance Factor was slightly higher than in fiscal 2022, when above-target Company performance yielded a multiplier of 123.8%.

The Participant Performance Factor is a function of the extent to which individual performance goals are achieved. These goals can include Company-wide measures as well as business unit metrics and goals that are highly specific to the functions over which the individual has primary responsibility. Our CEO’s performance goals were established by the LDCC at the beginning of the fiscal year after considering input from each non-employee director, and our CEO’s individual annual performance evaluation was completed by the LDCC.

Individual performance goals for our executive officers other than our CEO were established by our CEO, and annual performance evaluations for these executive officers were completed by our CEO and discussed with the LDCC. If an executive officer receives the lowest performance rating on a three-point scale (“Improvement Needed”), his or her Participant Performance Factor and resulting cash incentive payment may be as low as zero. Conversely, if an executive officer receives the highest overall performance rating (“Outstanding”), his or her Participant Performance Factor may be as high as 200%. Distribution guidelines applicable to these performance ratings ensure that participants in the short-term cash incentive plan are not all rated on the high or low end of the scale, but are instead distributed above and below the target levels. The LDCC may exercise discretion to make adjustments within the performance scale.

The Participant Performance Factor values for our named executive officers for fiscal 2023 (other than for Mr. McLaughlin, who forfeited his award upon departure during 2023), along with the key factors considered by the LDCC and our CEO, as applicable, in making these determinations, were as follows:

Named Executive Officer	Participant Performance Factor	Key Factors
William Lansing	128%

•  effective execution of strategic growth investments in both Scores and Software segments including people, technology, and market development

•  aligned executives through integrated goal setting and by driving accountability through performance-based incentives

•  leveraged talent as a strategic differentiator through targeted recruiting and highly selective hiring, workforce engagement and retention initiatives, and continued investment in professional development programs

Steven Weber	110%

•  transitioned to interim, followed by ongoing EVP-Chief Financial Officer role while effectively managing key priorities and deliverables

•  cultivated effective shareholder relations and understanding of our growth strategy

•  invested in and realigned key finance resources to meet evolving business needs

Stephanie Covert	120%

•  led the execution of Software segment priorities leading to outstanding revenue and net income growth, as well as a healthy new business pipeline

•  continued expansion of enterprise platform client sales and platform use cases

•  established multiple large partner relationships that will enable scalability and market expansion

Mark Scadina	120%

•  delivered highly effective client and partner contracting as well as strategic insights

•  effectively avoided, managed, and mitigated corporate risks

•  provided outstanding counsel to the Board and executive officers

James Wehmann	120%

•  effectively responded to regulatory and competitive challenges

•  achieved strong Scores segment revenue and net income growth despite interest rate headwinds

•  drove valuable innovation strengthening the future of our Scores business

The combined effect of these inputs led to the following payments for the named executive officer participants under the MIP for fiscal 2023 performance, shown along with the target payment levels:

Named Executive Officer	Target Payout for Fiscal 2023	Amount Attributable to Company Performance Factor	Participant Performance Factor	Actual Payout for Fiscal 2023
William Lansing	$750,000	$937,500	128%	$1,200,000
Steven Weber	$200,000	$250,000	110%	$275,000
Stephanie Covert	$250,000	$312,500	120%	$375,000
Mark Scadina	$200,000	$250,000	120%	$300,000
James Wehmann	$250,000	$312,500	120%	$375,000
Totals	$1,650,000	$2,062,500	—	$2,525,000

Long-Term Equity Incentives in Fiscal 2023

The third key element of our executive compensation program for fiscal 2023 was long-term equity incentives in the form of equity awards. This element of compensation is used to drive achievement of the Company’s financial targets while linking compensation to the market value of its common stock. The Company has chosen to emphasize long-term equity incentives in our executive compensation program to help ensure strong alignment with our stockholders over time. The following table sets forth the target value of each named executive officer’s fiscal 2023 long-term incentive awards.

Named Executive Officer	Annual PSUs	Annual MSUs	Annual RSUs	Total
William Lansing(1)	$6,733,333	$6,733,333	$6,733,333	$20,200,000
Steven Weber(2)	$—	$—	$320,000	$320,000
Michael McLaughlin(3)	$1,666,667	$1,666,667	$1,666,667	$5,000,000
Stephanie Covert	$2,000,000	$2,000,000	$2,000,000	$6,000,000
Mark Scadina	$1,333,333	$1,333,333	$1,333,333	$4,000,000
James Wehmann	$2,000,000	$2,000,000	$2,000,000	$6,000,000

(1)

Excludes the special performance-based retention and leadership continuity award granted to Mr. Lansing discussed under “CEO Special Performance-Based Retention and Leadership Continuity Award” below. Including that award, the target value of Mr. Lansing’s fiscal 2023 equity awards totaled $50,200,000.

(2)

Excludes the special retention grant of RSUs and promotion grants of RSUs granted to Mr. Weber in connection with his service as Interim Chief Financial Officer and subsequent appointment as Chief Financial Officer, discussed under “Compensation Arrangements Relating to Fiscal 2023 Chief Financial Officer Succession” below. In total, the target value of Mr. Weber’s fiscal 2023 equity awards totaled $3,820,000.

(3)	Mr. McLaughlin forfeited his fiscal 2023 long-term incentive awards upon his resignation in January 2023.

In determining the value of annual equity awards for fiscal 2023, the LDCC considered an analysis of competitive market data prepared by its compensation consultant and described above under “Determination of Compensation — Compensation Peer Group,” the individual performance of each executive officer, the need to reinforce positive levels of collaboration and teamwork across members of the executive team, and our retention objectives.

The competitive market data analysis for fiscal 2023 showed that peer group total direct compensation increased approximately 10% at each of the median and the 75th percentile, with the cash component increasing 8% at the median and decreasing 3% at the 75th percentile, and the long-term incentive value increasing 22% and 13% at the median and 75th percentile, respectively. Coupled with continued strong company performance, the strength of Mr. Lansing’s individual performance results and the LDCC’s desire to ensure his compensation is highly competitive and reflective of his personal performance and market value, this trend in peer group compensation data contributed to the LDCC’s decision to increase the target value of Mr. Lansing’s fiscal 2023 annual long-term incentive award to approximately $20 million. This target value does not include the special performance-based retention and leadership continuity award granted to Mr. Lansing in June 2023. The target value of the long-term incentive awards for other named executive officers was flat year-over-year, other than Mr. McLaughlin, who forfeited his award upon departure. For additional details, please see “Grants of Plan-Based Awards for Fiscal 2023.”

The amounts reported within the compensation tables following this Compensation Discussion & Analysis differ from the target amounts discussed here. The LDCC uses the average closing stock price during the 30-calendar day period ending on the 11th day prior to the date of grant for purposes of converting the intended target value awarded to share units, whereas the amounts reported in the compensation tables reflect the grant date fair value of each award in accordance with applicable accounting requirements. The LDCC considers the use of an averaging period to be best practice, to offset daily stock price volatility, and the 10-day period prior to the grant date provides our executive officers with a reasonable time period to decide what portion, if any, of the designated RSU value (discussed under “Restricted Stock Units” below) to exchange for non-qualified stock options using an economically equivalent value also tied to the 30-day average price.

To strongly align the interests of our executive officers and stockholders, we place two-thirds of annual long-term incentive value on performance-based vehicles in the form of PSUs and MSUs, considerably higher than the 52% average for our peer group. The proportion of each type of equity award granted as part of the annual long-term incentive award to our named executive officers (other than Mr. Weber due to his promotion) in fiscal 2023 is broken down as follows:

Performance Share Units (“PSUs”). The PSUs granted in fiscal 2023 were earned on the basis of a one-year performance period, with any earned shares vesting on the first three anniversaries of the date of grant. The LDCC believes a one-year performance period enables it to set stretch goals based on a time period over which it has a reasonable line of sight. This is because market uncertainties make it difficult to accurately forecast our Adjusted Revenue and Adjusted EBITDA beyond one year. The LDCC believes the complexity of our major products linked to the strategic shift in focus for our Software segment, along with the business complexity of our major customers, yields a very long selling cycle, which in turn contributes significant uncertainty into our revenue stream and resulting EBITDA. Using a one-year performance period allows the LDCC to reward performance for a time period over which the Company has better visibility instead of creating goals over a longer term that are more likely to be problematic. In addition, requiring that any earned shares vest over an additional two years creates long-term alignment with our stockholders’ experience and satisfies our retention objectives.

The maximum number of PSUs that could have been earned over the fiscal 2023 performance period by each named executive officer was specified in the applicable award agreement. In each case, the named executive officer could earn as little as 0% at or below threshold performance and as much as 200% of the target number of PSUs at maximum performance. The LDCC retains discretion to determine the actual number of PSUs that were earned, but, consistent with prior years, did not exercise any such discretion with respect to the fiscal 2023 PSUs. The earnings matrix for the fiscal 2023 PSU awards was:

Financial Metric (Weighting)	Threshold Performance ($ in millions)	Mid-point Performance ($ in millions)	Target Performance ($ in millions)	Upside Performance ($ in millions)	Maximum Performance ($ in millions)	Actual Performance ($ in millions)
Adjusted Revenue (50%)	$1,377.3	$1,433.7	$1,475.0	$1,490.3	$1,508.2	$1,514.0
Adjusted EBITDA (50%)	$681.7	$726.2	$743.9	$753.2	$765.2	$780.8
PSUs Earned (as percentage of target)	0%	50%	100%	150%	200%	200%

The following table sets forth the target number of PSUs and the actual number of PSUs earned for fiscal 2023 performance that were settled for shares of our common stock for each named executive officer, other than Mr. McLaughlin, who forfeited his PSUs upon his employment termination:

Named Executive Officer	Target Number of PSUs Granted for Fiscal 2023	Actual Number of PSUs Earned for Fiscal 2023
William Lansing	12,585	25,170
Steven Weber	N/A	N/A
Stephanie Covert	3,739	7,478
Mark Scadina	2,493	4,986
James Wehmann	3,739	7,478

One-third of the earned PSUs vested and were settled in shares of our common stock following the end of fiscal 2023 and two-thirds will vest over the next two fiscal years provided the named executive officer remains with the Company as of each vesting date or vesting of the PSUs continues pursuant to the terms of the applicable award agreement.

Market Share Units (“MSUs”). The MSUs granted as part of the annual awards in fiscal 2023 (like those granted in fiscal 2022 and fiscal 2021) are earned based on the Company’s total shareholder return relative to the Russell 3000 Index over performance periods of one, two, and three years. The LDCC decided to measure performance over a total of three years to integrate a longer, multi-year performance period into the Company’s equity compensation program. The number of MSUs earned for each performance period is calculated as follows:

The relative return factor for each performance period is determined based on the Company’s total shareholder return relative to the Russell 3000 Index for such performance period, as follows:

Relative TSR Performance (Fiscal 2021, 2022 and 2023)	Relative Return Factor
+33.33% or greater	200%
+16.67%	150%
0%	100%
-12.5%	50%
-25% or less	0%

Generally, the Company’s relative TSR performance is calculated by taking the difference between our total shareholder return minus the Russell 3000 Index’s total shareholder return for the relevant performance period. Importantly, the MSU earnings slope for below-target performance is steeper than the slope for above-target performance, meaning that the penalty for under-performance is greater than the premium for over-performance.

The following table sets forth, for the applicable performance period that includes fiscal 2023 for each of the MSUs granted in fiscal 2023, 2022 and 2021, the Company’s TSR and the TSR of the Russell 3000 Index, which on a relative basis for each performance period exceeded the maximum rTSR goal, resulting in a relative return factor of 200%, for each such performance period:

Award	Performance Period	Total TSR of FICO	Russell 3000 Index	MSUs Earned (as a percentage of target)
FY23 MSU	1-Year	94.19%	12.61%	200%
FY22 MSU	2-Year	142.53%	-8.02%	200%
FY21 MSU	3-Year	112.44%	21.35%	200%

The target number of MSUs and the number of shares of our common stock earned by each named executive officer for each of the three performance periods completed at the end of fiscal 2023 are as follows:

Named Executive Officer	Target Number of FY23 MSUs Subject to One-Year Performance	Actual Number of MSUs Earned
William Lansing	4,195	8,390
Steven Weber	N/A	N/A
Stephanie Covert	1,247	2,494
Mark Scadina	831	1,662
James Wehmann	1,247	2,494

Named Executive Officer	Target Number of FY22 MSUs Subject to Two-Year Performance	Actual Number of MSUs Earned
William Lansing	4,161	8,322
Steven Weber	N/A	N/A
Stephanie Covert	1,783	3,566
Mark Scadina	1,189	2,378
James Wehmann	1,783	3,566

Named Executive Officer	Target Number of FY21 MSUs Granted Subject to Three-Year Performance	Actual Number of MSUs Earned(1)
William Lansing	3,399	16,791
Steven Weber	N/A	N/A
Stephanie Covert	971	4,797
Mark Scadina	971	4,797
James Wehmann	1,457	7,197

(1)

The actual number of MSUs granted in fiscal 2021 and earned in fiscal 2023 was calculated by multiplying the total number of target units in the applicable award agreement by the relative return factor for the relevant performance period, then subtracting the fiscal 2021 MSUs earned at the conclusion of the first and second performance periods. The total number of Mr. Lansing’s target fiscal 2021 MSUs was 10,196, and multiplying by the 200% relative return factor yielded 20,392 MSUs. Subtracting the 0 MSUs earned for the first performance period and the 3,601 MSUs earned for the second performance period yields the remaining 16,791 MSUs earned for the third performance period. The total number of Ms. Covert’s and Mr. Scadina’s target fiscal 2021 MSUs was 2,913 each, and multiplying by the 200% relative return factor yielded 5,826 MSUs each. Subtracting the 0 MSUs earned by each for the first performance period and the 1,029 MSUs earned by each for the second performance period yields the remaining 4,797 MSUs earned by each for the third performance period. The total number of Mr. Wehmann’s target fiscal 2021 MSUs was 4,370, and multiplying by the 200% relative return factor yielded 8,740 MSUs. Subtracting the 0 MSUs earned for the first performance period and the 1,543 MSUs earned for the second performance period yields the remaining 7,197 MSUs earned for the third performance period.

Restricted Stock Units (“RSUs”). The RSUs granted in fiscal 2023 provide a link to our stock price performance, as well as promote our retention objectives over a multi-year vesting period. Generally, the RSUs granted by the LDCC to executive officers vest in four equal annual installments beginning on the first anniversary of the grant date.

As in prior fiscal years, the LDCC permitted our executive officers to exchange up to 100% of their annual time-vested RSUs for non-qualified stock options (“NQSOs”) on an economically equivalent basis, while maintaining the existing four-year annual vesting requirement. We have provided executives with this flexibility of choice since fiscal 2015 as a retention tool, as the LDCC believes that NQSOs provide attractive leverage to the recipient and permit the holder to determine when taxable income events occur via a decision to exercise their NQSOs. In fiscal 2023, however, none of our named executive officers elected to receive a NQSO in exchange for an RSU award.

CEO Special Performance-Based Retention and Leadership Continuity Award. As previously disclosed, on June 5, 2023, the LDCC granted a special performance-based retention and leadership continuity award to Mr. Lansing, divided equally between NQSOs and MSUs. The LDCC determined this award was necessary to address two critical objectives:

•  Recognize Mr. Lansing’s extraordinary performance, his guidance of the Company through transformative growth and the shareholder value he has created both in the near term and over his tenure, evidenced by our 85th percentile one-year and 99th percentile cumulative (2012 - 2023) TSR performance relative to the Russell 3000 Index, and incentivize continued outperformance over this next 5-year period.

•  Ensure Mr. Lansing’s retention and leadership continuity over the next 5+ years. The LDCC believes his invaluable leadership, business vision and strategic execution are critical to FICO’s execution of strategic shift within its Software segment toward a cloud-based platform while maintaining the value of its legacy products, and to ensuring continued stability of our broader executive leadership team.

Mr. Lansing’s special performance-based retention and leadership continuity award was not part of his fiscal 2023 annual compensation; however, it is reported in the Summary Compensation Table which requires its inclusion. Absent extraordinary circumstances, the LDCC does not intend to award him any additional special awards during the five-year performance period of this award. In structuring this award, the LDCC was focused on establishing a structure that achieved its key objectives while providing long-term alignment with shareholders’ interests. Accordingly, the key terms of the award – set forth below – incorporate performance and vest-

ing periods that are two years longer than the annual long-term incentive awards and contain shareholder-friendly holding and forfeiture provisions:

Grant Details

$30 million target award value (approximately $36.6 million grant date fair value) granted on June 5, 2023, comprised of 50% NQSOs and 50% MSUs. See “Grants of Plan-Based Awards for Fiscal 2023” for additional information.

The NQSOs have an exercise price of $791.50 per share, the closing price of our common stock on the grant date, and expire on June 4, 2030.

Relative TSR Thresholds for MSUs	Relative TSR Performance	Relative Return Factor
	+33.33% or greater	200%
	+16.67%	150%
	0%	100%
	-12.5%	50%
	-25% or less	0%
Relative TSR Companies for MSUs	The MSUs earned will be based on our total shareholder return relative to the Russell 3000 Index.
MSU Performance Measurement Periods and Vesting

Utilizes three equally divided performance periods over three years (Period 1), four years (Period 2) and five years (Period 3), each beginning on June 1, 2023. These performance periods are intentionally longer than our annual MSU award performance periods to more closely align with the retention and leadership continuity objective of this award.

Any earned MSUs during each performance period will vest on the applicable grant date anniversary immediately following the conclusion of the performance period (i.e., June 5, 2026, 2027 and 2028).

NQSO Vesting Period	- Three-fifths will vest on June 5, 2026 - One-fifth will vest on June 5, 2027 - One-fifth will vest on June 5, 2028
Holding and Forfeiture Provisions

In alignment with the LDCC’s leadership continuity objective of this award:

-   No portion of either the MSUs or NQSOs vests prior to the third anniversary of grant. Further, Mr. Lansing must hold all shares received from earned MSUs and exercised NQSOs until the fifth anniversary of the grant date, except as necessary to cover taxes or pay the exercise price.

-   The terms of both the MSUs and NQSOs provide that if Mr. Lansing retires, his retirement will not entitle him to acceleration or continued vesting of the MSUs or NQSOs.

Compensation Arrangements Relating to Fiscal 2023 Chief Financial Officer Succession

Effective January 13, 2023, Michael McLaughlin, our then Executive Vice President and Chief Financial Officer, resigned from the Company for a new professional opportunity, and Steven Weber, who was our Vice President, Treasurer, Tax and Investor Relations, was appointed to serve as our Vice President and Interim Chief Financial Officer, until a permanent successor was appointed. Effective May 15, 2023, Mr. Weber was appointed our Executive Vice President and Chief Financial Officer, and the LDCC approved the terms of Mr. Weber’s compensation arrangements in connection with such promotion, including an annual base salary of $400,000 (which was

Mr. McLaughlin’s base salary amount) and Mr. Weber’s continued annual incentive award target opportunity for fiscal 2023 at 50% of his base salary.

In addition to the annual grant of RSUs that Mr. Weber received in December 2022 in his previous position, in fiscal 2023 Mr. Weber received: (i) a special retention grant of RSUs with a value of $500,000 in December 2022 that cliff vests on the third anniversary of the grant date in alignment with the retention orientation of this award; (ii) a promotion grant of RSUs with a value of $1.0 million in January 2023 that vests in four equal annual installments beginning on the first anniversary of the grant date; and (iii) a promotion-based grant of RSUs in May 2023 with a value of $2.0 million that vests in four equal annual installments beginning on the first anniversary of the grant date. Beginning in fiscal 2024, Mr. Weber will participate in our long-term incentive program on the same basis as other named executive officers.

Compensation Arrangements Relating to Fiscal 2024 Management Changes

As previously disclosed, in connection with Ms. Covert’s transition to her role as Vice President, Software Technology, a non-executive officer position, the Company and Ms. Covert entered into a new Letter Agreement (the “Covert Letter Agreement”) with a term of November 2, 2023 through December 31, 2023, which replaced her previous letter agreement with us. Pursuant to the Covert Letter Agreement, Ms. Covert’s annual base salary remained unchanged from her previous compensation. As discussed above, Ms. Covert continued to participate in the MIP for fiscal year 2023, with her MIP award for fiscal year 2023 being $375,000, less applicable withholdings. Ms. Covert is not eligible to participate in the MIP for fiscal year 2024 or for any future fiscal year. Additionally, because Ms. Covert remained employed with the Company through December 10, 2023, the number of RSUs, MSUs and PSUs previously granted to her and scheduled to vest on or prior to December 10, 2023 vested subject to the terms of the applicable plans and respective grant agreements under which such RSUs, MSUs and PSUs were granted.

The Covert Letter Agreement also provided that upon the termination of Ms. Covert’s employment as a result of the expiration of the term on December 31, 2023, she would be entitled to the following pay and benefits: (i) a lump sum severance payment equal to three months of her final base salary, or $125,000, (ii) outplacement services for six months provided by the Company’s preferred provider at a cost not to exceed $3,350, and (iii) if elected, continuation of certain benefits pursuant to COBRA for 12 months, the cost of which is expected to total $16,800 over that time period. Such amounts were paid and provided following Ms. Covert’s termination on December 31, 2023, as set forth under “Potential Payments upon Termination or Change in Control” below.

Retirement Arrangements

We offer a Section 401(k) plan for all eligible employees. Under this program, our executive officers (like all of our eligible employees) can receive a Company matching contribution on amounts they contribute to the Section 401(k) plan as follows: 100% match of the first 3% of eligible compensation contributed by the executive officer, followed by a 50% match of the next 2% of eligible compensation contributed by the executive officer. Our executive retirement and savings plan allows our vice presidents and more senior executive officers to defer up to 25% of their base salary and 75% of their short-term cash incentive awards into an investment account. Amounts in this account are payable upon certain employment termination events as specified in the plan.

In November 2018, the LDCC approved the inclusion of retirement provisions in the award agreements for the equity awards granted to our executive officers beginning in December 2018. In May 2023, the LDCC amended the retirement qualification provisions in such award agreements. Such provisions allow for continued vesting of outstanding equity awards upon an executive officer’s retirement provided that (i) such executive officer (a) is 55 or older, (b) has at least 5 years of continuous service as an employee (which must be immediately preceding the date of termination), and (c) has served at least five cumulative years as an Executive Vice President of the Company (while both (b) and (c) must be satisfied, periods of time served as an Executive Vice President under (c) may also be counted toward the five years of continuous service requirement under (b)), and

(ii) the sum of such executive officer’s age as of the date of his or her termination plus their years of service as an employee equals at least 75. In order to qualify for continued vesting, the executive officer must provide at least one year’s notice of his or her retirement and must also be available to provide service to the Company, if requested, during the continued vesting period. In addition, during the continued vesting period, the executive officer may not become employed by another entity or organization. The LDCC believes the retirement provisions help enhance retention of our executive officers, improve the executive transition process by ensuring sufficient time to plan for a successor, and ensure continued support from the former executive officer following retirement.

Because the LDCC’s intent in making the special performance-based retention and leadership continuity awards of MSUs and NQSOs to Mr. Lansing in June 2023 was to secure Mr. Lansing’s continued leadership during the next five years, the terms of those MSUs and NQSOs provide that if Mr. Lansing retires, his retirement will not entitle him to acceleration or continued vesting of those MSUs and NQSOs.

Other Compensation Arrangements

Our executive officers participate in our general employee benefit plans and programs, including health and dental benefits, on the same terms as all of our other full-time employees. We also pay the premiums for group life, accidental death and dismemberment, and business travel accident insurance for all eligible employees, including our executive officers, in a coverage amount based upon their base salary. We do not provide material perquisites.

Post-Employment Compensation Arrangements

Each of our named executive officers who is a current executive officer is party to a Letter Agreement that, among other things, provides for payments and benefits in the event of termination of employment by the Company without cause or by the executive officer for good reason, and a Management Agreement that provides for payments and benefits in the event of such a termination of employment in connection with a change in control of the Company. These agreements are described in detail later in this proxy statement.

The LDCC believes that these severance and change-in-control arrangements are meaningful recruitment and retention devices, are important components in a competitive compensation package for our named executive officers, and will mitigate concerns that the executive officers may have regarding their continued employment prior to or following a change in control of the Company, thereby allowing them to focus their undivided attention on advancing the interests of the Company and its stockholders. The change-in-control arrangements are “double-trigger” (that is, they require both a change in control of the Company and a termination of employment without cause or by the executive officer for good reason within 24 months of the change in control) and the named executive officers are not eligible to receive tax payments or gross-ups in connection with any change-in-control arrangement.

Equity Award Grant Processes

Equity awards granted to our named executive officers in fiscal 2023 were granted under the 2021 LTIP. Equity awards for all executive officers are approved by the LDCC. The LDCC has delegated authority to our CEO to approve the granting of equity awards to employees who are not executive officers, subject to certain parameters approved by the LDCC. The exercise price of stock options is set at fair market value of our common stock on the date of grant, with annual equity awards generally granted by the LDCC on a pre-determined day in December of each fiscal year.

Executive Stock Ownership Guidelines

Our Board of Directors has adopted stock ownership guidelines for our executive officers. Our CEO is required to own at least 100,000 shares of our common stock, and our Executive Vice Presidents are required to own shares valued at least five times their annual base salary. The guidelines provide that executive officers should achieve the stated guidelines within five years of appointment. As of the end of fiscal 2023, all of our executive officers had met or exceeded their required stock ownership level or were making acceptable progress to their required level.

Executive Officer Incentive Compensation Recovery Policy

Effective October 2, 2023, our Board of Directors adopted a new Compensation Recovery Policy (the “Clawback Policy”) in accordance with the listing standards of the New York Stock Exchange. The Clawback Policy applies to all incentive-based compensation, which is any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure, received by our executive officers, including our named executive officers.

The Clawback Policy applies in the case of an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. The Clawback Policy provides that promptly following such an accounting restatement, the LDCC will determine the amount of the erroneously awarded compensation, which is the excess of the amount of incentive-based compensation received by current and former executive officers during the three completed fiscal years immediately preceding the required restatement date over the amount of incentive-based compensation that otherwise would have been received had it been determined based on the restated amounts. The Company will provide each such executive officer with a written notice of such amount and a demand for repayment or return. If such repayment or return is not made within a reasonable time, the Clawback Policy provides that the Company will recover the erroneously awarded compensation in a reasonable and prompt manner using any lawful method, subject to limited exceptions as permitted by New York Stock Exchange listing standards.

No Hedging

Under the terms of our insider trading policy, the members of the Board of Directors, officers and employees may not buy or sell puts or calls on Company stock, trade options on any of the stock exchanges or futures exchanges relating to Company stock, enter into equity swaps, prepaid variable forward contracts, collars or exchange funds involving Company stock and other transactions that are designed to hedge or offset decreases in the price of Company stock.

Tax Matters

Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation of more than $1 million paid in any taxable year to certain current and former named executive officers. As a general matter, while the LDCC is mindful of the benefit to the Company of the full deductibility of compensation, it believes that it should maintain flexibility in compensating the Company’s executive officers in a manner that can best promote our corporate objectives.

Leadership Development and Compensation Committee Report

The LDCC has discussed and reviewed the “Compensation Discussion and Analysis” with management. Based upon this review and discussion, the LDCC recommended to our Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K.

Submitted by the Leadership Development and Compensation Committee:

Joanna Rees, Chair

Fabiola R. Arredondo

Braden R. Kelly

Eva Manolis

Leadership Development and Compensation Committee Interlocks and Insider Participation

No member of the LDCC serves or has served as an officer of the Company. No executive officer serves, or in the past has served, as a member of the board of directors or compensation committee of any entity that has any of its executive officers serving as a member of our Board of Directors or the LDCC.

Compensation Policies and Practices in Relation to Risk Management

The Company’s management and the LDCC are committed to continually assessing the structure of the Company’s compensation programs in the context of recognized best practices. Total compensation consists of a mix of fixed and variable elements, and among our executive officers a significant portion of their target total direct compensation comes in the form of long-term equity incentive awards that are earned over several years. The stock ownership guidelines in place for our executive officers also work to align their long-term interests with those of our stockholders.

Our short-term cash incentive plan applicable to both our executive officers and other employees is structured to reward achievement of diverse goals, some of which are tied to Company-wide performance and some of which are tied to business unit performance, but all of which are designed to benefit the Company and our stockholders on a long-term basis. In addition, the LDCC retains discretion to adjust awards under the short-term cash incentive plan if a payout determined under the formula is not appropriate in the circumstances, and award maximums or “caps” are in place to prevent windfalls. Finally, our system of internal controls places a strong focus on avoiding undue financial risk through rigorous review processes.

In light of the risk-limiting features of our compensation policies and practices, the Company has concluded that any risks arising from its compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company.

SUMMARY COMPENSATION TABLE

The following table summarizes all compensation earned in fiscal 2023, 2022 and 2021 by our named executive officers.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan ($)(4)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
William Lansing	2023	750,000	—	48,996,329	15,347,003	1,200,000	—	56,630	66,349,962
Chief Executive Officer	2022	750,000	—	16,942,011	—	1,200,000	—	21,770	18,913,781
	2021	750,000	—	17,458,576	—	1,200,000	—	21,169	19,429,745

Steven Weber(6)	2023	305,577	—	4,079,517	—	275,000	—	24,098	4,684,192
Executive Vice President and Chief Financial Officer

Stephanie Covert(7)	2023	500,000	—	8,231,522	—	375,000	—	44,200	9,150,722
Executive Vice President, Software	2022 2021	480,769 400,000	— —	7,261,057 4,987,921	— —	375,000 350,000	— —	9,866 10,180	8,126,692 5,748,101

Mark Scadina(8)	2023	400,000	—	5,488,415	—	300,000	—	48,931	6,237,346
Executive Vice President, General Counsel	2022	400,000	—	4,841,157	—	300,000	—	30,084	5,571,242

James Wehmann	2023	500,000	—	8,231,522	—	375,000	—	12,456	9,118,978
Executive Vice President, Scores	2022	500,000	—	7,261,057	—	375,000	—	11,846	8,147,903
	2021	500,000	—	7,482,737	—	375,000	—	11,646	8,369,383

Michael McLaughlin(9)	2023	124,615	—	6,859,967	—	—	—	7,585	6,992,167
Former Executive Vice President and Chief Financial Officer	2022	400,000	—	4,841,157	—	275,000	—	27,570	5,543,727
	2021	400,000	—	4,987,921	—	275,000	—	11,597	5,674,518

(1)

The amounts in the “Stock Awards” column represent the aggregate grant date fair value of each award granted during the fiscal year, computed in accordance with FASB ASC Topic 718, and do not reflect whether the named executive officer has actually realized a financial benefit from the award. For information on the assumptions used to calculate the value of the awards, refer to Note 15 of the Company’s Consolidated Financial Statements in the Annual Report on Form 10-K for the fiscal year ended September 30, 2023, as filed with the SEC.

(2)

Stock Awards for fiscal 2023 include the grant date fair value of annual time-based RSU awards, PSU awards and MSU awards granted to executive officers on December 9, 2022 (except that Mr. Weber did not receive PSU or MSU awards since he did not become an executive officer until after the grant date of those types of awards), promotion time-based RSU awards to Mr. Weber on January 9, 2023 and May 15, 2023, a special retention award to Mr. Weber on December 9, 2022, and a special performance-based retention and leadership continuity MSU award to Mr. Lansing on June 5, 2023, all under the 2021 LTIP. See “Grants of Plan-Based Awards on page 57 for additional details on the retention awards.

The PSUs were tied to the achievement of certain performance goals during fiscal 2023, and the named executive officer must be an employee on the vesting dates of December 9th of 2023, 2024 and 2025 in order to realize the earned PSU value. The values included in the table for the PSUs are at target value, representing the probable outcome of the performance conditions as calculated at the time of grant. The maximum value of the award on the grant date, assuming the highest level of performance conditions achieved, would be

$15,490,876 vs. target of $7,745,438 for Mr. Lansing; $4,602,336 vs. target of $2,301,168 for Ms. Covert; $3,068,634 vs. target of $1,534,317 for Mr. Scadina; $4,602,336 vs. target of $2,301,168 for Mr. Wehmann; and $3,835,484 vs. target of $1,917,742 for Mr. McLaughlin. The named executive officers earned 200% of their respective target award, resulting in 25,170 units for Mr. Lansing; 7,478 units for Ms. Covert; 4,986 units for Mr. Scadina; 7,478 units for Mr. Wehmann; and 0 units for Mr. McLaughlin due to the forfeiture of his PSUs as a result of his voluntary termination.

The MSUs were tied to the achievement of certain performance goals over three performance periods ending on November 30, 2023, 2024 and 2025. The named executive officers must be employed on the vesting dates of December 9th of 2023, 2024 and 2025 in order to realize the earned MSU value. The values included in the table for the MSUs are at target value, representing the probable outcome of the performance conditions as calculated at the time of grant. The maximum value of the award on the grant date, assuming the highest level of performance conditions achieved, would be $24,430,757 vs. target of $12,215,379 for Mr. Lansing; $7,258,372 vs. target of $3,629,186 for Ms. Covert; $4,839,562 vs. $2,419,781 for Mr. Scadina; $7,258,372 vs. target of $3,629,186 for Mr. Wehmann; and $6,048,966 vs. target of $3,024,483 for Mr. McLaughlin. Based on our total shareholder return of 27.89% for fiscal 2023, 200% of the MSUs granted in fiscal 2023 were earned at the conclusion of the first performance period ending on November 30, 2023. Mr. McLaughlin will not earn any MSUs due to the forfeiture of his awards as a result of his voluntary termination.

On June 5, 2023, Mr. Lansing received a special performance-based retention and leadership continuity award of MSUs tied to the achievement of certain performance goals over three performance periods, each beginning on June 1, 2023 and ending on each of May 31, 2026, 2027 and 2028. Mr. Lansing must be employed on the vesting dates of June 5th of 2026, 2027 and 2028 in order to receive any earned MSUs that were scheduled to vest on such date. The values included in the table for the MSUs are at target value, representing the probable outcome of the performance conditions as calculated at the time of grant. The maximum value of the award on the grant date, assuming the highest level of performance conditions achieved, would be $42,580,149 vs. target of $21,290,074.

(3)

The amounts in the “Option Awards” column represent the grant date fair value, computed in accordance with FASB ASC Topic 718, of the special performance-based retention and leadership continuity award of non-qualified stock options granted to Mr. Lansing on June 5, 2023. None of the named executive officers elected to receive stock options in exchange for a portion of his or her RSU awards in any of the years shown. For information on the assumptions used to calculate the value of the stock options, refer to Note 15 of the Company’s Consolidated Financial Statements in the Annual Report on Form 10-K for the fiscal year ended September 30, 2023, as filed with the SEC.

(4)	Represents amounts paid in the first quarter of fiscal 2024 based on performance during fiscal 2023 under our Management Incentive Plan.

(5)	The amounts shown for fiscal 2023 are detailed in the supplemental table below entitled “All Other Compensation Table.”

(6)

Effective January 13, 2023, Mr. Weber was named interim Vice President and Chief Financial Officer, and on May 15, 2023, Mr. Weber was promoted to Executive Vice President and Chief Financial Officer. As permitted by SEC rules, because fiscal 2023 was Mr. Weber’s first year as a named executive officer, the compensation paid to him prior to fiscal 2023 is not included in this table.

(7)	Effective November 2, 2023, Ms. Covert transitioned from being an executive officer and her employment terminated effective December 31, 2023.

(8)	As permitted by SEC rules, because fiscal 2022 was Mr. Scadina’s first year as a named executive officer, the compensation paid to him prior to fiscal 2022 is not included in this table.

(9)	Effective January 13, 2023, Mr. McLaughlin voluntarily terminated his employment as Executive Vice President and Chief Financial Officer.

All Other Compensation Table

Elements of All Other Compensation	William Lansing	Steven Weber	Stephanie Covert	Mark Scadina	James Wehmann	Michael McLaughlin
401(k) Match($)(1)	13,200	12,761	10,212	12,200	12,210	7,585
Life Insurance Premium($)(2)	370	196	246	196	246	—
Spousal Travel($)(3)	25,259	7,839	24,365	23,811	—	—
Tax Gross Up($)(4)	12,201	3,301	9,376	12,724	—	—
Other($)(5)	5,600	—	—	—	—	—
Total($)	56,630	24,098	44,200	48,931	12,456	7,585

(1)	Represents the aggregate value of the Company’s cash contribution under the Fair Isaac Corporation 401(k) Plan during fiscal 2023.

(2)	Represents the aggregate incremental cost for the named executive officer’s basic life insurance premium, which is offered to all employees at one times current salary.

(3)	Represents amounts spent on commercial aircraft of the named executive officers’ spouses who were expected by the Company to attend certain Company events.

(4)

Represents gross-up payments to offset imputed income for the cost of spousal travel. Company policy allows gross-ups only for required spousal travel and Company-paid relocation costs, when applicable.

(5)	Represents tax preparation fees incurred by Mr. Lansing, as provided in his Letter Agreement.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2023

The following table summarizes grants of plan-based compensation awards made during fiscal 2023 to our named executive officers.

											All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/SH)	Grant Date Fair Value of Stock and Option Awards ($)(9)
Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)		Target (#)		Maximum (#)
William Lansing		0	750,000	1,875,000
	12/09/2022				0	(2)	12,585	(2)	25,170	(2)						12,215,379
	12/09/2022				0	(3)	12,585	(3)	25,170	(3)						7,745,438
	12/09/2022										12,585	(4)				7,745,438
	06/05/2023				0	(3)	19,576	(5)	39,152	(5)						21,290,074
	06/05/2023												52,082	(6)	791.60	15,347,003
Steven Weber		0	200,000	500,000
	12/09/2022										599	(4)				368,655
	12/09/2022										935	(7)				575,446
	01/09/2023										1,684	(4)				1,000,077
	05/15/2023										2,824	(8)				2,135,339
Stephanie Covert		0	250,000	625,000
	12/09/2022				0	(2)	3,739	(2)	7,478	(2)						3,629,186
	12/09/2022				0	(3)	3,739	(3)	7,478	(3)						2,301,168
	12/09/2022										3,739	(4)				2,301,168
Mark Scadina		0	200,000	500,000
	12/09/2022				0	(2)	2,493	(2)	4,986	(2)						2,419,781
	12/09/2022				0	(3)	2,493	(3)	4,986	(3)						1,534,317
	12/09/2022										2,493	(4)				1,534,317
James Wehmann		0	250,000	625,000
	12/09/2022				0	(2)	3,739	(2)	7,478	(2)						3,629,186
	12/09/2022				0	(3)	3,739	(3)	7,478	(3)						2,301,168
	12/09/2022										3,739	(4)				2,301,168
Michael McLaughlin(10)		0	200,000	500,000
	12/09/2022				0	(2)	3,116	(2)	6,232	(2)						3,024,483
	12/09/2022				0	(3)	3,116	(3)	6,232	(3)						1,917,742
	12/09/2022										3,116	(4)				1,917,742

(1)

The amounts shown in these columns represent the estimated threshold (or minimum), target, and maximum possible cash incentive awards for each of the named executive officers. Under our Management Incentive Plan, Mr. Lansing’s target amount is equal to 100% of his base salary and the target amount for each of the other named executive officers is equal to 50% of their base salary. The maximum amount in each case equals 2.5 times the target amount, which would result if the Company Performance Factor was 125% and the Participant Performance Factor was 200%. There is no threshold (or minimum) level of awards under the Management Incentive Plan. Additional detail regarding the determination of cash incentives to executives for fiscal 2023 is included above under “Compensation Discussion and Analysis.” Actual payments are set forth in the “Summary Compensation Table” above.

(2)

Amounts shown reflect MSUs that were granted under our 2021 LTIP and are subject to the achievement of specific performance goals related to the Company’s total shareholder return relative to the Russell 3000 Index over performance periods of one, two and three years, approved by the LDCC, with no threshold (or minimum) levels of performance. On December 4, 2023, the LDCC certified that for all named executive officers, 200% of the target awards for the first performance period were earned for that tranche of awards eligible to vest on December 9, 2023. The remaining portion of the target awards may be earned subject to achievement of specific performance goals for the two- and three-year performance periods and then subsequently vest subject to the named executive officer’s continued Service as a Service Provider (as defined in the 2021 LTIP) through December 9, 2024 and December 9, 2025, respectively. These awards do not pay dividend equivalents.

(3)

Amounts shown reflect PSUs that were granted under our 2021 LTIP and were subject to the achievement of specific performance goals related to adjusted revenue and adjusted EBITDA metrics approved by the LDCC, with no threshold (or minimum) levels of performance. For all named executive officers, 200% of the target awards were earned, one-third of the earned units vested on December 9, 2023, and the remaining two-thirds are scheduled to vest in two annual installments beginning December 9, 2024 (subject to the named executive officer’s continued Service as a Service Provider (as defined in the 2021 LTIP)). These awards do not pay dividend equivalents.

(4)

Amounts shown reflects RSUs that were granted under our 2021 LTIP which vest in four equal increments on the first four anniversaries of the grant date subject to the named executive officer’s continued Service as a Service Provider (as defined in the 2021 LTIP). These awards do not pay dividend equivalents.

(5)

Amounts shown reflect MSUs that were granted as a special performance-based retention and leadership continuity award to Mr. Lansing under our 2021 LTIP and are subject to the achievement of specific performance goals related to the Company’s total shareholder return relative to the Russell 3000 Index over performance periods of three, four and five years, approved by the LDCC, with no threshold (or minimum) levels of performance. The portion of the target awards may be earned subject to achievement of specific performance goals for the three-, four-, and five-year performance periods and then subsequently vest subject to Mr. Lansing’s continued Service as a Service Provider (as defined in the 2021 LTIP) through June 5, 2026, June 5, 2027, and June 5, 2028, respectively. This award does not pay dividend equivalents and will not continue to vest if Mr. Lansing retires prior to June 5, 2028. Shares of common stock that Mr. Lansing receives upon settlement of this earned MSU grant, other than shares that are sold or withheld satisfy tax obligations, must be retained by Mr. Lansing until June 5, 2028.

(6)

Amount shown reflects non-qualified stock options that were granted as a special performance-based retention and leadership continuity award to Mr. Lansing under our 2021 LTIP and will vest and become exercisable as follows: three-fifths (3/5ths) of the options shall vest on the third anniversary of the grant date; one-fifth (1/5th) of the options shall vest on the fourth anniversary of the grant date; and the remaining one-fifth (1/5th) of the options shall vest on the fifth anniversary of the grant date. This grant will not be subject to acceleration of vesting if Mr. Lansing retires prior to June 5, 2028. Shares of common stock that Mr. Lansing receives from his exercise of the options, other than shares that are sold or withheld to pay the exercise price for the options or to satisfy tax obligations, must be retained by Mr. Lansing until June 5, 2028.

(7)

Amount reflects RSUs that were granted under our 2021 LTIP to Mr. Weber which vest on the third anniversary of the grant date subject to his continued Service as a Service Provider (as defined in the 2021 LTIP). These awards do not pay dividend equivalents.

(8)

Amount reflects RSUs that were granted under our 2021 LTIP to Mr. Weber upon his promotion to Chief Financial Officer which vest in four equal increments on the first four anniversaries of the grant date subject to his continued Service as a Service Provider (as defined in the 2021 LTIP). These awards do not pay dividend equivalents.

(9)

Represents the grant date fair value of each MSU, PSU, RSU, or stock option, as applicable, computed in accordance with FASB ASC Topic 718. The values included in the table for the MSU and PSUs are at target value, representing the probable outcome of the performance conditions as calculated at the time of grant.

(10)

Upon Mr. McLaughlin’s resignation from the Company, he forfeited his potential award under the Management Incentive Plan for fiscal 2023, as well as all of his outstanding equity awards, including those shown in this table.

Letter Agreements

The Company is or was a party to Letter Agreements with each of the named executive officers. The material provisions of such Letter Agreements related to the executive officers’ compensation arrangements are described below.

William Lansing

For each full fiscal year of the Company during the term of his Letter Agreement, Mr. Lansing will be eligible to receive a cash incentive award with a target value equal to 100% of his annual base salary at the rate in effect at the end of such fiscal year, pursuant to the Company’s Management Incentive Plan and the terms and conditions established by the LDCC from time to time.

If Mr. Lansing’s employment is terminated by the Company without Cause or if he voluntarily resigns for Good Reason (both as defined below) prior to the expiration of the term of the Letter Agreement, Mr. Lansing will be entitled to the following severance pay and benefits pursuant to the Letter Agreement: (i) a cash payment in an amount equal to two times the sum of (a) his annual base salary in effect on the last day of his employment (but in no event less than $675,000), plus (b) the annual cash incentive payment last paid to him before the termination of his employment, such cash payment to be made in a lump sum on the 70th day following Mr. Lansing’s separation from service, and (ii) continuation of certain benefits pursuant to COBRA for 18 months. Mr. Lansing’s receipt of severance pay and benefits would be conditioned on his execution of a release of claims against the Company, his compliance with the terms of any agreements in effect between him and the Company, his cooperation in the transition of his duties, and his agreement not to disparage the Company.

Mr. Lansing’s Letter Agreement also provides that the Company will reimburse him annually up to $25,000 related to financial planning and/or personal income tax preparation and accounting services.

Other Named Executive Officers (Other than Stephanie Covert)

For each full fiscal year of the Company during the term of each executive officer’s Letter Agreement, the executive officer will be eligible to receive a cash incentive award with a target equal to 50% of his or her annual base salary at the rate in effect at the end of such fiscal year, pursuant to the Company’s Management Incentive Plan and the terms and conditions established by the LDCC from time to time.

If an executive officer’s employment is terminated by the Company without Cause or if he or she voluntarily resigns for Good Reason (both as defined below) prior to the expiration of the term of his or her Letter Agreement, such executive officer will be entitled to the following severance pay and benefits pursuant to the Letter Agreement: (1) a cash payment in an amount equal to one times the sum of (a) his or her annual base salary in effect on the last day of employment, plus (b) the annual cash incentive payment last paid to him or her before the termination of employment, such cash payment to be made in a lump sum on the 70th day following his or her separation from service (subject to certain exceptions), and (2) continuation of certain benefits pursuant to COBRA for 12 months. The executive officer’s receipt of severance pay and benefits would be conditioned on his or her release of claims against the Company, compliance with the terms of any agreements in effect between such executive officer and the Company, his or her cooperation in the transition of his or her duties, and his or her agreement not to disparage the Company.

Mr. McLaughlin’s resignation, effective January 13, 2023, did not entitle him to any pay or benefits under his Letter Agreement, which also terminated on that date.

Stephanie Covert

In connection with Ms. Covert’s transition to her role as Vice President, Software Technology, a non-executive officer position, the Company and Ms. Covert entered into the new Covert Letter Agreement with a term of November 2, 2023 through December 31, 2023, which replaced her previous letter agreement with us. Pursuant to the Covert Letter Agreement, Ms. Covert’s annual base salary remained unchanged from her previous compensation, and she remained eligible to participate in our MIP for fiscal year 2023, with her award being $375,000, less applicable withholdings. Ms. Covert is not eligible to participate in the MIP for fiscal year 2024 or for any future fiscal year. Additionally, because Ms. Covert remained employed with us through December 10, 2023, the number of RSUs, MSUs and PSUs previously granted to her and scheduled to vest on or prior to December 10, 2023 vested subject to the terms of the applicable plans and respective grant agreements under which such RSUs, MSUs and PSUs were granted.

The Covert Letter Agreement also provided that upon the termination of Ms. Covert’s employment as a result of the expiration of the term on December 31, 2023, she would be entitled to the following pay and benefits: (i) a lump sum severance payment equal to three months of her final base salary, or $125,000, (ii) outplacement services for six months provided by the Company’s preferred provider at a cost not to exceed $3,350, and (iii) if elected, continuation of certain benefits pursuant to COBRA for 12 months, the cost of which is expected to total $16,800 over that time period. Such amounts were paid and provided following Ms. Covert’s termination on December 31, 2023, as set forth under “Potential Payments upon Termination or Change in Control” below.”

Definitions

In all of the Letter Agreements, “Cause” generally means a good faith determination by the Company of one or more of the following: (i) commission by the executive officer of a felony, (ii) an intentional act of fraud or material dishonesty connected with the executive officer’s employment with the Company or otherwise likely to cause the Company material harm, (iii) the executive officer’s willful failure or refusal to perform in all material respects his or her duties, or (iv) a material breach by the executive officer of the Company’s policies or codes of conduct or of another written agreement between the Company and the executive officer.

In Mr. Lansing’s Letter Agreement, “Good Reason” generally means that one of the following conditions occurs without his consent and the Company does not cure the condition after receiving notice of it: (i) a material diminution in Mr. Lansing’s status or position as Chief Executive Officer, (ii) a requirement that Mr. Lansing relocate to an office located more than 50 miles away from his current office location, (iii) a material breach by the Company of the terms of the Letter Agreement, or (iv) a failure by the Company to obtain agreement from any successor to assume the Letter Agreement.

In the other named executive officers’ Letter Agreements, “Good Reason” generally means that one of the following conditions occurs without the executive officer’s consent and the Company does not cure the condition after receiving notice of it: (i) a material reduction in the executive officer’s base salary, (ii) a material reduction in the executive officer’s annual cash incentive target expressed as a percentage of base salary, (iii) a requirement that the executive officer relocate to an office located more than 50 miles away from his or her current office location, (iv) a material breach by the Company of the terms of the Letter Agreement, or (v) a failure by the Company to obtain agreement from any successor to assume the Letter Agreement.

OUTSTANDING EQUITY AWARDS AT FISCAL 2023 YEAR END

The following table sets forth certain information with respect to outstanding equity awards held by our named executive officers at September 30, 2023. Mr. McLaughlin forfeited all outstanding equity awards upon his voluntary resignation effective January 13, 2023, and therefore did not hold any outstanding equity awards at September 30, 2023.

Name								Stock Awards
	Option Awards							Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
William Lansing	12/10/2018	54,095	—		—	185.05	12/09/2025	12/08/2019	—		—	—		—
	12/10/2019	7,337	2,445	(2)	—	354.18	12/09/2026	12/10/2019	1,918	(3)	1,665,841	—		—
	—	—	—		—	—	—	12/10/2020	5,098	(3)	4,427,766	—		—
	—	—	—		—	—	—	12/10/2020	6,798	(5)	5,904,267	16,791	(8)	14,583,487
	—	—	—		—	—	—	12/10/2021	9,362	(3)	8,131,178	—		—
	—	—	—		—	—	—	12/10/2021	16,253	(6)	14,116,218	16,644	(9)	14,455,813
	—	—	—		—	—	—	12/09/2022	12,585	(3)	10,930,450	—		—
	—	—	—		—	—	—	12/09/2022	25,170	(7)	21,860,900	6,292	(10)	5,464,791
	06/05/2023	—	52,082	(11)	—	791.60	06/04/2030	06/05/2023	—		—	9,788	(12)	8,501,172
Steven Weber	12/10/2018	1,327	—		—	185.05	12/09/2025	—	—		—	—		—
	—	—	—		—	—	—	12/10/2019	219	(3)	190,208	—		—
	—	—	—		—	—	—	12/10/2020	328	(3)	284,878	—		—
	—	—	—		—	—	—	12/10/2021	602	(3)	522,855	—		—
	—	—	—		—	—	—	12/09/2022	599	(3)	520,249	—		—
	—	—	—		—	—	—	12/09/2022	935	(4)	812,076	—		—
	—	—	—		—	—	—	01/09/2023	1,684	(3)	1,462,605	—		—
	—	—	—		—	—	—	05/15/2023	2,824	(3)	2,452,729	—		—
Stephanie Covert	—	—	—		—	—	—	12/10/2019	438	(3)	380,416	—		—
	—	—	—		—	—	—	08/25/2020	1,181	(3)	1,025,734	—		—
	—	—	—		—	—	—	12/10/2020	1,456	(3)	1,264,580	—		—
	—	—	—		—	—	—	12/10/2020	1,942	(5)	1,686,685	4,797	(8)	4,166,338
	—	—	—		—	—	—	12/10/2021	4,012	(3)	3,484,542	—		—
	—	—	—		—	—	—	12/10/2021	6,964	(6)	6,048,443	7,132	(9)	6,194,356
	—	—	—		—	—	—	12/09/2022	3,739	(3)	3,247,434	—		—
	—	—	—		—	—	—	12/09/2022	7,478	(7)	6,494,867	1,869	(10)	1,623,283
Mark Scadina	12/10/2018	7,367	—		—	185.05	12/09/2025	12/10/2018	—		—	—		—
	—	—	—		—	—	—	12/10/2019	670	(3)	581,915	—		—
	—	—	—		—	—	—	12/10/2020	1,456	(3)	1,264,580	—		—
	—	—	—		—	—	—	12/10/2020	1,942	(5)	1,686,685	4,797	(8)	4,166,338
	—	—	—		—	—	—	12/10/2021	2,675	(3)	2,323,318	—		—
	—	—	—		—	—	—	12/10/2021	4,644	(6)	4,033,453	4,756	(9)	4,130,729
	—	—	—		—	—	—	12/09/2022	2,493	(3)	2,165,245	—		—
	—	—	—		—	—	—	12/09/2022	4,986	(7)	4,330,491	1,246	(10)	1,082,188
James Wehmann	—	—	—		—	—	—	12/10/2019	804	(3)	698,298	—		—
	—	—	—		—	—	—	12/10/2020	2,184	(3)	1,896,870	—		—
	—	—	—		—	—	—	12/10/2020	2,914	(5)	2,530,896	7,197	(8)	6,250,810
	—	—	—		—	—	—	12/10/2021	4,012	(3)	3,484,542	—		—
	—	—	—		—	—	—	12/10/2021	6,964	(6)	6,048,443	7,132	(9)	6,194,356
	—	—	—		—	—	—	12/09/2022	3,739	(3)	3,247,434	—		—
	—	—	—		—	—	—	12/09/2022	7,478	(7)	6,494,867	1,869	(10)	1,623,283

(1)

The market value of stock awards that have not vested was determined by multiplying the closing market price of the Company’s common stock on September 29, 2023 ($868.53) by the number of stock awards.

(2)	These stock options vest in four equal increments on the first four anniversaries of the grant date, subject to the named executive officer’s continued employment.

(3)	These RSUs vest in shares in four equal increments on the first four anniversaries of the grant date, subject to the named executive officer’s continued employment.

(4)	These RSUs vest in shares on the third anniversary of the grant date, subject to Mr. Weber’s continued employment.

(5)	These earned PSUs vest in shares in three equal increments on the 10th of December in 2021, 2022, and 2023, subject to the named executive officer’s continued employment.

(6)	These earned PSUs vest in shares in three equal increments on the 10th of December in 2022, 2023, and 2024, subject to the named executive officer’s continued employment.

(7)	These earned PSUs vest in shares in three equal increments on the 9th of December in 2023, 2024, and 2025, subject to the named executive officer’s continued employment.

(8)

These MSUs are earned upon achievement of performance goals related to the Company’s total shareholder return relative to the Russell 3000 Index over performance periods of one, two, and three years ending November 30 and then vest on the 10th of December in 2021, 2022 and 2023, subject to the named executive officer’s continued employment.

(9)

These MSUs are earned upon achievement of performance goals related to the Company’s total shareholder return relative to the Russell 3000 Index over performance periods of one, two, and three years ending November 30 and then vest on the 10th of December in 2022, 2023, and 2024, subject to the named executive officer’s continued employment.

(10)

These MSUs are earned upon achievement of performance goals related to the Company’s total shareholder return relative to the Russell 3000 Index over performance periods of one, two, and three years ending November 30 and then vest on the 9th of December in 2023, 2024, and 2025, subject to the named executive officer’s continued employment.

(11)

These stock options vest as follows: three-fifths (3/5ths) of the options vest on June 5, 2026; one-fifth (1/5th) of the options vest on June 5, 2027; and the remaining one-fifth (1/5th) of the options vest on June 5, 2028, subject to Mr. Lansing’s continued employment.

(12)

These MSUs are earned upon achievement of performance goals related to the Company’s total shareholder return relative to the Russell 3000 Index over performance periods of three, four, and five years ending May 31 and then vest on the 5th of June in 2026, 2027 and 2028, subject to Mr. Lansing’s continued employment.

FISCAL 2023 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)(1)

William Lansing	0	0	53,803	33,113,056

Steven Weber	0	0	1,247	851,069

Stephanie Covert	0	0	14,371	9,123,868

Mark Scadina	0	0	15,586	9,592,404

James Wehmann	0	0	22,157	13,636,526

Michael McLaughlin	0	0	11,382	7,005,052

(1)	Equal to the number of shares vested multiplied by the closing price of a share of the Company’s common stock on the date of vesting.

NON-QUALIFIED DEFERRED COMPENSATION FOR FISCAL 2023

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
William Lansing	—	—	386,365	—	2,202,695	(3)
Steven Weber	143,702	—	20,910	—	203,401	(4)
Stephanie Covert	—	—	—	—	—
Mark Scadina	—	—	—	—	—
James Wehmann	396,822	—	452,434	—	2,729,145	(5)
Michael McLaughlin	—	—	—	—	—

(1)	The amount reported in this column has been reported in the fiscal 2023 Summary Compensation Table as part of the individual’s compensation.

(2)

The amount reported in this column was not reported in the Summary Compensation Table as part of the individual’s compensation for the most recent fiscal year because none of the earnings are considered to be “above market” or “preferential.”

(3)	Of the amount shown in this column, $1,499,999 was previously reported as compensation to Mr. Lansing in the Summary Compensation Table for years prior to fiscal 2023.

(4)

Of the amount shown in this column, $0 was previously reported as compensation to Mr. Weber in the Summary Compensation Table for years prior to fiscal 2023, as he was not a named executive officer before fiscal 2023.

(5)	Of the amount shown in this column, $1,885,288 was previously reported as compensation to Mr. Wehmann in the Summary Compensation Table for years prior to fiscal 2023.

This plan is intended for a select group of employees of the Company who are in the highest salary band. Employees can defer up to 25% of base salary and up to 75% of incentive award compensation into the plan. These elections are irrevocable and stay in place for the entire calendar year. The Company does not make any employer contributions to this plan, and employees are always 100% vested in their contributions. Employees make their own investment election decisions from a select group of investment choices designated by the Company.

Participating employees also make an irrevocable election for distributions from the plan at retirement. If they terminate employment prior to retirement, then participating employees will receive their distribution on the first day of the seventh calendar month following separation from service due to any reason.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The information below describes the compensation that would become payable under existing plans and arrangements if a named executive officer’s employment terminates under certain circumstances or if a change in control of the Company occurs.

Executive Officer Management Agreements

Each of our named executive officers is a party to a Management Agreement, as amended (the “Management Agreement”), with the Company, other than Mr. McLaughlin and Ms. Covert, whose Management Agreements terminated on January 13, 2023 and December 31, 2023, respectively, when their employment terminated. The Management Agreements are for a fixed term with automatic one-year extensions. Except in the case of Mr. Lansing, if during the term of the Management Agreements a change of control Event occurs, and if the executive officer’s employment is terminated within 60 days before or two years following the Event due to an involuntary termination by the Company without Cause or for Good Reason by the executive (as defined below), the executive will be entitled to the following pay and benefits: (i) a cash payment in an amount equal to one times the sum of (a) his or her annual base salary in effect on the last day of his or her employment, plus (b) the annual cash incentive payment last paid to him or her before the termination of his or her employment, such cash payment to be made in a lump sum on the 70th day following his or her separation from service (subject to certain exceptions), and (ii) continuation of certain benefits pursuant to COBRA for 12 months. In addition, all of such officer’s unvested stock options, restricted stock units and performance share units will vest in full, subject to certain limitations specified in the Management Agreement. The officer’s receipt of these severance amounts is conditioned on the officer’s delivery of a release of claims and agreement not to solicit Company employees for one year following termination of employment.

Mr. Lansing’s Management Agreement provides for the same general non-economic provisions described above. In the case of a qualifying termination of employment in connection with or following a change of control Event, Mr. Lansing’s severance will be in the amount of three times the sum of base salary and the incentive payment for the prior fiscal year, calculated in the same manner described above, and he is entitled to 18 months of continued benefits pursuant to COBRA.

In all of the Management Agreements, an “Event” generally means (i) the acquisition by a person of 30% or more the shares of our Company’s common stock, (ii) continuing directors no longer represent a majority of the members of the Board, (iii) the consummation of a reorganization, merger or consolidation of the Company or a statutory share exchange unless immediately following such transaction, all or substantially all of the persons who were the beneficial owners of the Company’s stock before the transaction own more than 70% of the common stock of the resulting corporation, or (iv) approval by the Company’s stockholders of a complete liquidation or dissolution or the sale of all or substantially all of the Company’s assets unless the sale is made to a corporation more than 70% of whose shares are held by persons who were the beneficial owners of the Company’s stock before the transaction.

In all of the Management Agreements, “Cause” generally means (i) willful and gross neglect by the executive officer of his or her duties, or (ii) a felony committed by the executive officer that is substantially detrimental to the Company.

In all of the Management Agreements, “Good Reason” generally means that one of the following conditions occurs without the executive officer’s consent and the Company does not cure the condition after receiving notice of it: (i) a material reduction in the executive officer’s authority, duty or responsibilities, (ii) a material reduction in the executive officer’s annual base salary or target incentive, (iii) a material reduction in the aggregate benefits the executive officer enjoys under the Company’s wellness and compensatory programs, (iv) a requirement that the executive officer relocate to an office located more than 50 miles away from his or her current office location, or (v) a failure by the Company to obtain agreement from any successor to assume the Letter Agreement.

If an executive officer receives any payment or benefit under his or her management agreement following termination of employment, the executive officer will not be entitled to receive severance benefits under his or her Letter Agreement.

Severance Arrangements

See the description of the named executive officers’ Letter Agreements above for information about severance pay and benefits.

Equity Awards

The 2021 Long-Term Incentive Plan (“2021 LTIP”) and the 2012 Long-Term Incentive Plan (“2012 LTIP”) provide for full vesting of equity awards granted under the plan, including stock options and RSUs, in the event of a recipient’s death or disability. In addition, the award agreements for the stock options and RSUs held by the named executive officers generally provide that the vesting of such awards will continue in accordance with same vesting schedule if the officer has a qualifying retirement, other than the special performance-based retention and leadership continuity option award granted to Mr. Lansing in June 2023.

The award agreements for the PSUs granted to executive officers and outstanding as of September 30, 2023 provide that (i) upon termination of service during the performance period due to death or disability, the target number of units will be deemed to be earned and will vest in full upon such termination, and (ii) upon a change in control during the performance period as a result of which the Company does not survive as an operating company or survives only as a subsidiary of another entity (a “business combination”), the target number of units will be deemed to be earned and will vest in full upon or immediately before, and conditioned upon, the consummation of the business combination. In addition, upon (i) termination of service during the vesting period due to death or disability, all earned units will vest in full upon such termination, or (ii) a business combination during the vesting period, all earned units will vest in full upon or immediately before, and conditioned upon, the consummation of the business combination. Further, units will continue to be earned and vest if the participant has a qualifying retirement.

The award agreements for the MSUs granted to executive officers under the 2021 LTIP and the 2012 LTIP provide that upon a change in control in which the Company does not survive as an operating company or only survives as a subsidiary of another entity (i) each performance period is truncated to end on the day of such change in control; (ii) the units earned at the end of each adjusted performance period are calculated with a modified calculation of the relative return factor; (iii) a portion of these adjusted period earned units vest immediately (determined by multiplying the adjusted period earned units by a fraction, the numerator of which is the number of days in the adjusted performance period and the denominator of which is the days in the performance period before adjustment); and (iv) the unvested units after the previous calculation will vest monthly. Furthermore, if the award recipient is terminated for reasons other than Cause all unvested units described in the preceding sentence will vest in full. Except upon an award recipient’s death or disability after the final performance period in the applicable award agreement for an MSU (where only earned units will vest in full), all units will vest in full upon an award recipient’s death or disability. In addition, the units will continue to be earned and vest if the participant has a qualifying retirement, other than the special performance-based retention and leadership continuity MSU award granted to Mr. Lansing in June 2023.

Insurance Benefits

All FICO employees are covered under our Short- and Long-Term Disability Policies. For the first six months of a qualified disability, the employee receives 60% of base salary under the Short-Term Disability Policy. After six months of disability, the employee becomes eligible to receive 50% of base salary (up to a maximum of $10,000 per month) under the Long-Term Disability Policy. These Long-Term Disability payments continue for up to twenty-four months from the commencement of the initial Long-Term Disability period, provided the employee is unable to earn more than 80% of their pre-disability earnings at their own occupation. If, after this twenty-four-month period, the employee is unable to earn more than 80% of their pre-disability earnings at any gainful occupation for which they are reasonably qualified (factoring in training, prior education, and experience), the Long-Term Disability benefit may continue up to age 65. Supplemental disability insurance can also be purchased by employees to increase the percentage of base salary to which they are entitled under the policies.

All employees are also covered by a Company-provided life insurance policy, which provides for the lump sum payment of one times the employee’s base salary in the event of death, or two times base salary in the event of accidental death. Additional amounts may be payable under a Company-provided business travel accident insurance policy.

Estimated Payments That Would Have Been Made to the Named Executive Officers

The tables below quantify the estimated payments and benefits that would have been provided to our named executive officers, other than Ms. Covert and Mr. McLaughlin, in connection with the termination of their employment under the circumstances indicated. The information assumes that the triggering event occurred on September 30, 2023, the last day of fiscal 2023, and the price per share of our common stock is the closing market price on September 29, 2023, the last trading day of fiscal 2023 (which was $868.53). Benefits payable under our Short- and Long-Term Disability Policies and Company-provided life insurance policy are not reflected in the following tables.

As discussed above, Ms. Covert’s employment with us terminated on December 31, 2023. Pursuant to SEC guidance, because Ms. Covert’s employment terminated following the end of fiscal 2023, but before this proxy statement is filed, we are providing information regarding payments and benefits for the termination event that actually occurred, rather than for several additional scenarios that no longer can occur. Pursuant to the Covert Letter Agreement, upon the termination of Ms. Covert’s employment as a result of the expiration of the term on December 31, 2023, she received: (i) a lump sum severance payment equal to three months of her final base salary, which was $125,000, (ii) outplacement services for six months provided by the Company’s preferred provider, and (iii) continuation of certain benefits pursuant to COBRA for 12 months, the cost of which is expected to total $16,800 over that time period.

Additionally, as discussed above, Mr. McLaughlin’s employment with us terminated on January 13, 2023. Because Mr. McLaughlin resigned from the Company, he did not receive any payments or benefits in connection with his termination of employment, and his Letter Agreement, Management Agreement and all outstanding equity awards held by him were terminated effective January 13, 2023.

William Lansing

Payment or Benefit	Voluntary Termination by NEO ($)	Termination by Us for Cause ($)	Termination by Us Without Cause or by NEO with Good Reason ($)	Termination by Us Without Cause in Connection with a Change in Control or by the NEO with Good Reason in Connection with a Change in Control ($)	Retirement(7) ($)	Disability ($)	Death ($)

Value of Cash Severance(1)	—	—	3,900,000	5,850,000	—	—	—

Value of Benefits(2)	—	—	26,658	26,658	—	—	—
Market Value of Accelerated Stock Option Awards(3)	—	—	—	5,264,254	—	5,264,254	5,264,254
Market Value of Accelerated RSU Awards(4)	—	—	—	25,155,235	—	25,155,235	25,155,235

Market Value of Accelerated PSU Awards(5)	—	—	—	41,881,385	—	41,881,385	41,881,385

Market Value of Accelerated MSU Awards(6)	—	—	—	38,112,833	—	38,112,833	38,112,833
Total	—	—	3,926,658	116,290,365	—	110,413,707	110,413,707

(1)

Pursuant to Mr. Lansing’s Letter Agreement, he is entitled to a lump sum payment equal to two times the sum of his current base salary plus the annual incentive award last paid to him if his employment is terminated by the Company without cause or by him for good reason. Mr. Lansing’s Management Agreement provides for the same payments in the event his employment is terminated by the Company without cause or by Mr. Lansing for good reason within 60 days before or two years following a change in control, except that the lump sum payment is calculated as three times the sum of his base salary plus annual incentive award.

(2)

Pursuant to Mr. Lansing’s Letter Agreement, the Company is obligated to provide benefits to Mr. Lansing at existing levels for 18 months post-termination if his employment is terminated by the Company without cause or by Mr. Lansing for good reason. Mr. Lansing’s Management Agreement provides for the same benefits in the event his employment is terminated by the Company without cause or by Mr. Lansing for good reason within 60 days before or two years following a change in control. The amounts shown represent the total cost of COBRA premiums for continuing such benefits over the applicable time period.

(3)

The amounts shown represent the in-the-money value of unexercisable stock options that would immediately become exercisable upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2023, of $868.53. Mr. Lansing’s Management Agreement provides for such acceleration upon a termination of employment in connection with a change in control, and the terms of the equity awards provide for such acceleration upon death or disability.

(4)

The amounts shown represent the RSUs that would immediately vest upon the applicable triggering event, based on the Company’s closing stock price on September 29, 2023, of $868.53. Mr. Lansing’s Management Agreement provides for such acceleration upon a termination of employment in connection with a change in control, and the terms of the equity awards provide for such acceleration upon death or disability.

(5)

The amounts shown represent the earned PSUs that would immediately vest upon the applicable triggering event, based on the Company’s closing stock price on September 29, 2023, of $868.53. Mr. Lansing’s Management Agreement and the terms of the equity award provide for such acceleration upon a termination of employment in connection with a change in control, and the terms of the equity award provides for such acceleration upon death or disability.

(6)

The amounts shown represent the unearned MSUs that would immediately be earned and vest upon the applicable triggering event, based on the Company’s closing stock price on September 29, 2023, of $868.53 and a relative total shareholder return performance of 0% in the adjusted performance period. The terms of the equity award provide for such acceleration upon a termination of employment for reasons other than Cause in connection with a change in control, and the terms of the equity award provides for such acceleration upon death or disability.

(7)

Because Mr. Lansing is eligible for retirement pursuant to the terms of his equity award agreements, the earning and vesting of his equity awards generally would continue on the same schedule after his qualifying retirement, other than the special performance-based retention and leadership continuity MSU and stock option awards he received in June 2023.

Steven Weber

Payment or Benefit	Voluntary Termination by NEO ($)	Termination by Us For Cause ($)	Termination by Us Without Cause or by NEO with Good Reason ($)	Termination by Us Without Cause in Connection with a Change in Control or by the NEO with Good Reason in Connection with a Change in Control ($)	Retirement(7) ($)	Disability ($)	Death ($)

Value of Cash Severance(1)	—	—	675,000	675,000	—	—	—

Value of Benefits(2)	—	—	29,556	29,556	—	—	—
Market Value of Accelerated Stock Option Awards(3)	—	—	—	—	—	—	—
Market Value of Accelerated RSU Awards(4)	—	—	—	6,245,600	—	6,245,600	6,245,600

Market Value of Accelerated PSU Awards(5)	—	—	—	—	—	—	—

Market Value of Accelerated MSU Awards(6)	—	—	—	—	—	—	—
Total	—	—	704,556	6,950,156	—	6,245,600	6,245,600

(1)

Pursuant to Mr. Weber’s Letter Agreement, he is entitled to a lump sum payment equal to one times the sum of his current base salary plus the annual incentive award last paid to him if his employment is terminated by the Company without cause or by Mr. Weber for good reason. Mr. Weber’s Management Agreement provides for the same payments in the event his employment is terminated by the Company without cause or by Mr. Weber for good reason within 60 days before or two years following a change in control.

(2)

Pursuant to Mr. Weber’s Letter Agreement, the Company is obligated to provide benefits to Mr. Weber at existing levels for 12 months post-termination if his employment is terminated by the Company without cause or by Mr. Weber for good reason. Mr. Weber’s Management Agreement provides for the same benefits in the event his employment is terminated by the Company without cause or by Mr. Weber for good reason within 60 days before or two years following a change in control. The amounts shown represent the total cost of COBRA premiums for continuing such benefits over the applicable time period.

(3)	Mr. Weber currently does not have any stock options that would accelerate.

(4)

The amounts shown represent the RSUs that would immediately vest upon the applicable triggering event, based on the Company’s closing stock price on September 29, 2023, of $868.53. Mr. Weber’s Management Agreement provides for such acceleration upon a termination of employment in connection with a change in control, and the terms of the equity awards provide for such acceleration upon death or disability.

(5)	Mr. Weber currently does not have any PSUs that would immediately be earned and vest upon the applicable triggering event.

(6)	Mr. Weber currently does not have any MSUs that would immediately be earned and vest upon the applicable triggering event.

(7)

Mr. Weber is eligible for retirement pursuant to the terms of his equity award agreements for awards granted prior to May 15, 2023, and therefore the earning and vesting of those equity awards generally would continue on the same schedule after his qualifying retirement. For awards made on or after this date, Mr. Weber is currently not retirement eligible.

Mark Scadina

Payment or Benefit	Voluntary Termination by NEO ($)	Termination by Us For Cause ($)	Termination by Us Without Cause or by NEO with Good Reason ($)	Termination by Us Without Cause in Connection with a Change in Control or by the NEO with Good Reason in Connection with a Change in Control ($)	Retirement ($)	Disability ($)	Death ($)

Value of Cash Severance(1)	—	—	700,000	700,000	—	—	—

Value of Benefits(2)	—	—	23,100	23,100	—	—	—
Market Value of Accelerated Stock Option Awards(3)	—	—	—	—	—	—	—
Market Value of Accelerated RSU Awards(4)	—	—	—	6,335,058	—	6,335,058	6,335,058

Market Value of Accelerated PSU Awards(5)	—	—	—	10,050,629	—	10,050,629	10,050,629

Market Value of Accelerated MSU Awards(6)	—	—	—	5,073,952	—	5,073,952	5,073,952
Total	—	—	723,100	22,182,739	—	21,459,639	21,459,639

(1)

Pursuant to Mr. Scadina’s Letter Agreement, he is entitled to a lump sum payment equal to one times the sum of his current base salary plus the annual incentive award last paid to him if his employment is terminated by the Company without cause or by Mr. Scadina for good reason. Mr. Scadina’s Management Agreement provides for the same payments in the event his employment is terminated by the Company without cause or by Mr. Scadina for good reason within 60 days before or two years following a change in control.

(2)

Pursuant to Mr. Scadina’s Letter Agreement, the Company is obligated to provide benefits to Mr. Scadina at existing levels for 12 months post-termination if his employment is terminated by the Company without cause or by Mr. Scadina for good reason. Mr. Scadina’s Management Agreement provides for the same benefits in the event his employment is terminated by the Company without cause or by Mr. Scadina for good reason within 60 days before or two years following a change in control. The amounts shown represent the total cost of COBRA premiums for continuing such benefits over the applicable time period.

(3)	Mr. Scadina currently does not have any stock options that would accelerate.

(4)

The amounts shown represent the RSUs that would immediately vest upon the applicable triggering event, based on the Company’s closing stock price on September 29, 2023, of $868.53. Mr. Scadina’s Management Agreement provides for such acceleration upon a termination of employment in connection with a change in control, and the terms of the equity awards provide for such acceleration upon death or disability.

(5)

The amounts shown represent the earned PSUs that would immediately vest upon the applicable triggering event, based on the Company’s closing stock price on September 29, 2023, of $868.53. Mr. Scadina’s Management Agreement and the terms of the equity award provide for such acceleration upon a termination of employment in connection with a change in control, and the terms of the equity award provides for such acceleration upon death or disability.

(6)

The amounts shown represent the unearned MSUs that would immediately be earned and vest upon the applicable triggering event, based on the Company’s closing stock price on September 29, 2023, of $868.53 and a relative total shareholder return performance of 0% in the adjusted performance period. The terms of the equity award provide for such acceleration upon a termination of employment for reasons other than Cause in connection with a change in control, and the terms of the equity award provides for such acceleration upon death or disability.

James Wehmann

Payment or Benefit	Voluntary Termination by NEO ($)	Termination by Us For Cause ($)	Termination by Us Without Cause or by the NEO with Good Reason ($)	Termination by Us Without Cause in Connection with a Change in Control or by the NEO with Good Reason in Connection with a Change in Control ($)	Retirement ($)	Disability ($)	Death ($)

Value of Cash Severance(1)	—	—	875,000	875,000	—	—	—

Value of Benefits(2)	—	—	29,472	29,472	—	—	—
Market Value of Accelerated Stock Option Awards(3)	—	—	—	—	—	—	—
Market Value of Accelerated RSU Awards(4)	—	—	—	9,327,144	—	9,327,144	9,327,144

Market Value of Accelerated PSU Awards(5)	—	—	—	15,074,206	—	15,074,206	15,074,206

Market Value of Accelerated MSU Awards(6)	—	—	—	7,610,060	—	7,610,060	7,610,060
Total	—	—	904,472	32,915,882	—	32,011,410	32,011,410

(1)

Pursuant to Mr. Wehmann’s Letter Agreement, he is entitled to a lump sum payment equal to one times the sum of his current base salary plus the annual incentive award last paid to him if his employment is terminated by the Company without cause or by Mr. Wehmann for good reason. Mr. Wehmann’s Management Agreement provides for the same payments in the event his employment is terminated by the Company without cause or by Mr. Wehmann for good reason within 60 days before or two years following a change in control.

(2)

Pursuant to Mr. Wehmann’s Letter Agreement, the Company is obligated to provide benefits to Mr. Wehmann at existing levels for 12 months post-termination if his employment is terminated by the Company without cause or by Mr. Wehmann for good reason. Mr. Wehmann’s Management Agreement provides for the same benefits in the event his employment is terminated by the Company without cause or by Mr. Wehmann for good reason within 60 days before or two years following a change in control. The amounts shown represent the total cost of COBRA premiums for continuing such benefits over the applicable time period.

(3)	Mr. Wehmann currently does not have any stock options that would accelerate.

(4)

The amounts shown represent the RSUs that would immediately vest upon the applicable triggering event, based on the Company’s closing stock price on September 29, 2023, of $868.53. Mr. Wehmann’s Management Agreement provides for such acceleration upon a termination of employment in connection with a change in control, and the terms of the equity awards provide for such acceleration upon death or disability.

(5)

The amounts shown represent the earned PSUs that would immediately vest upon the applicable triggering event, based on the Company’s closing stock price on September 29, 2023, of $868.53. Mr. Wehmann’s Management Agreement and the terms of the equity award provide for such acceleration upon a termination of employment in connection with a change in control, and the terms of the equity award provides for such acceleration upon death or disability.

(6)

The amounts shown represent the unearned MSUs that would immediately be earned and vest upon the applicable triggering event, based on the Company’s closing stock price on September 29, 2023, of $868.53 and a relative total stockholder return performance of 0% in the adjusted performance period. The terms of the equity award provide for such acceleration upon a termination of employment for reasons other than Cause in connection with a change in control, and the terms of the equity award provides for such acceleration upon death or disability.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options and Rights		Weighted Average Exercise Price of Outstanding Options and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	739,202	(1)	236.8431	(2)	5,578,897	(3)
Equity compensation plans not approved by security holders	—		—		—
Total	739,202	(1)	236.8431	(2)	5,578,897	(3)

(1)

This amount represents the shares of Company common stock that may be issued upon the exercise of stock options or the vesting of RSUs, PSUs and MSUs granted under the 2012 LTIP and the 2021 LTIP that were outstanding as of September 30, 2023. The number of shares related to unearned PSUs and MSUs are assumed to be earned at the target award level. In the event that the unearned PSUs and MSUs are earned out at the maximum award level, an additional 169,443 shares would be issuable.

(2)

The weighted-average exercise price set forth in this column is calculated excluding outstanding RSU, PSU, and MSU awards, since recipients are not required to pay an exercise price to receive the shares subject to these awards.

(3)

This amount includes (a) 4,726,001 shares available for future issuance under the 2021 LTIP as of September 30, 2023 (assuming that unearned PSUs and MSUs are earned at the maximum award level) and (b) 852,896 shares available for issuance under the Company’s 2019 Employee Stock Purchase Plan (“ESPP”) as of September 30, 2023.

CEO PAY RATIO

As required by Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median of the annual total compensation of all our employees and the annual total compensation of our Chief Executive Officer, William Lansing (our “CEO”): For fiscal 2023:

•	the median of the annual total compensation of all our employees, other than our CEO, was $101,674;

•	the annual total compensation of our CEO, as disclosed in the Fiscal 2023 Summary Compensation Table, was $66,349,962; and

•

the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all our employees was 653 to 1. This ratio is a reasonable estimate calculated in a manner consistent with SEC rules.

Note that the total compensation of our CEO includes a special performance-based retention and leadership continuity award consisting of non-qualified stock options and market share units, both with back-end loaded vesting over five years and a total value of $36,637,078. Removing the value of this special performance-based retention and leadership continuity award yields an annual total compensation figure of $29,712,884 and a ratio relative to the median employee of 292 to 1.

We identified the employee with compensation at the median of the annual total compensation of all our employees using the following methodology:

•

In determining our employee population, we considered the 3,468 individuals, excluding our CEO, who were employed by us and our consolidated subsidiaries on August 31, 2023, whether employed on a full-time, part-time, seasonal, or temporary basis. We did not include any contractors or other non-employee workers in our employee population.

•

To identify our median employee, we chose to use a consistently applied compensation measure, which we selected as annual base salary rate plus target annual bonus and actual sales incentive commissions paid and the grant-date fair value of long-term incentives granted for the 12-month period ending August 31, 2023. For simplicity with respect to part-time employees, we calculated annual base salary rate by multiplying the full-time equivalent annual base salary rate times a factor representing the percentage of full-time schedule regularly worked as of August 31, 2023.

•	For employees paid other than in U.S. dollars, we converted their compensation to U.S. dollars using the applicable exchange rates in effect on August 31, 2023.

•

For permanent employees hired during fiscal 2023, we annualized their salary or base pay as if they had been employed for the entire 12-month measurement period. We did not make any cost-of-living adjustment.

Using this methodology, we identified the individual at the median of our employee population, who was a Technical Duty Officer Director based in Guadalajara, Mexico. We then calculated the annual total compensation for this individual using the same methodology we used to calculate the amount reported for our CEO in the “Total” column of the Fiscal 2023 Summary Compensation Table as set forth in this proxy statement.

Because SEC rules for identifying the median of the annual total compensation of all employees allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their employee population and compensation practices, the pay ratio reported by other companies may not be comparable to our pay ratio, as other companies have different employee populations and compensation practices and may have used different methodologies, exclusions, estimates, and assumptions in calculating their pay ratios. As explained by the SEC when it adopted Item 402(u), the rule was not designed to facilitate comparisons of pay ratios among different companies, but rather to allow stockholders to better understand and assess each particular company’s compensation practices and pay ratio disclosures.

PAY VERSUS PERFORMANCE
In accordance with Item 402(v) of Regulation
S-K,
we are providing the following information regarding the relationship between the compensation of our CEO (or Principal Executive Officer (“PEO”)) and other named executive officers
(“Non-PEO
NEOs”), and certain financial performance measures of the Company for the fiscal years ended September 30, 2023, September 30, 2022, and September 30, 2021. For further information on the LDCC’s
“pay-for-performance”
philosophy and how executive compensation aligns with the Company’s performance, refer to the Compensation Discussion & Analysis section of this proxy statement.

Fiscal Year	Summary Compensation Table Total for PEO (1&2) ($)	Compensation Actually Paid to PEO (1&3) ($)	Average Summary Compensation Table Total for Non-PEO NEOs (1&2) ($)	Average Compensation Actually Paid to Non-PEO NEOs ($) (1&3)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return ($) (4)	Value of Initial Fixed $100 Investment Based on Peer Group Total Shareholder Return ($) (4)	Net Income ($ millions) (5)	FICO TSR Relative to Russell 3000 TSR (6)
2023	66,349,962	155,154,377	7,236,681	20,278,836	204.18	109.39	429.4	92.30%
2022	18,913,781	29,544,755	7,033,248	10,705,303	96.86	75.34	373.5	22.37%
2021	19,429,745	18,445,604	7,034,096	5,948,897	93.55	121.98	392.1	-36.51%

(1)	NEOs included in these columns reflect the following:

Year	PEO	Non-PEO NEOs
2023	Mr. Lansing	Mr. Weber, Ms. Covert, Mr. Scadina, Mr. Wehmann, and Mr. McLaughlin
2022	Mr. Lansing	Mr. McLaughlin, Ms. Covert, Mr. Scadina, Mr. Wehmann, and Mr. Moldt
2021	Mr. Lansing	Mr. McLaughlin, Ms. Covert, Mr. Wehmann, and Mr. Moldt

(2)	Amounts reflect the total compensation for our PEO, and the average total compensation of our Non-PEO NEOs, as reported in the Summary Compensation Table for each applicable fiscal year.

(3)
The amounts shown for “Compensation Actually Paid” have been calculated in accordance with Item 402(v) and do not reflect compensation actually earned, realized or received by the Company’s PEO and Non-PEO NEOs. In accordance with Item 402(v) requirements, the fair values of unvested and outstanding equity awards were remeasured as of the end of each fiscal year, and as of each vesting date, during the fiscal years displayed in the tables below. For MSUs with a relative total shareholder return (“TSR”) metric, the fair values as of each measurement date (prior to the end of the performance period) were determined using a Monte Carlo simulation pricing model, with assumptions and methodologies that are generally consistent with those used to estimate the fair value of the awards at grant under U.S. GAAP. The range of estimates used in the Monte Carlo calculations are as follows: (i) for fiscal 2023, expected volatility between 36.6% - 41.1% and risk-free interest rate between 4.53% - 5.49%; (ii) for fiscal 2022, expected volatility 44.2% and risk-free interest rate between 3.20% - 4.19%; and (iii) for fiscal 2021, expected volatility 42.7% and risk-free interest rate between 0.05% - 0.32%. For PSUs, which have metrics related to Adjusted Revenue and Adjusted EBITDA, the fair values reflect the probable outcome of the performance vesting conditions as of each measurement date. For a discussion of the assumptions made in the valuation of these awards at grant, see Note 15 to the Consolidated Financial Statements included in our Annual Report on Form
10-K
filed with the SEC on November 8, 2023. For each fiscal year reflected, the “Compensation Actually Paid” to the PEO and the average “Compensation Actually Paid” to the
Non-PEO
NEOs reflect the following adjustments made to the total compensation amounts reported in the Summary Compensation Table for each applicable fiscal year, computed in accordance with Item 402(v) of Regulation
S-K.
None of our NEOs participate in a pension plan; therefore, no adjustment from the Summary Compensation Table total related to pension value was made.

	PEO
	Fiscal 2023 ($)	Fiscal 2022 ($)	Fiscal 2021 ($)
Summary Compensation Table Total for PEO	66,349,962	18,913,781	19,429,745
Less: Grant Date Fair Value of Stock Awards Granted in Covered Fiscal Year	(48,996,329)	(16,942,011)	(17,458,576)
Less: Grant Date Fair Value of Option Awards Granted in Covered Fiscal Year	(15,347,003)	—	—
Add: Fair Value at Covered Fiscal Year-End of Outstanding Unvested Awards Granted in Covered Fiscal Year	96,247,570	23,898,368	14,491,303
Add: Fair Value at Vesting of Awards Granted in Covered Fiscal Year that Vested During Covered Fiscal Year	—	—	—
Add/Subtract: Change in Fair Value from End of Prior Fiscal Year to End of Covered Fiscal Year of Awards Granted in Prior Fiscal Years That Were Unvested at End of Covered Fiscal Year	39,425,963	3,472,867	(5,508,726)
Add: Change in Fair Value from End of Prior Fiscal Year to Vesting Date of Awards Granted in Prior Fiscal Years For Which All Applicable Vesting Conditions Were Satisfied During Covered Fiscal Year	17,474,214	201,749	7,491,858
Less: Fair Value as of Prior Fiscal Year-End of Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Covered Fiscal Year	—	—	—
Add: Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Total Compensation for Covered Fiscal Year	—	—	—
Compensation Actually Paid for PEO	155,154,377	29,544,755	18,445,604

	NON-PEO NEOS
	Fiscal 2023 ($)	Fiscal 2022 ($)	Fiscal 2021 ($)
Average of Summary Compensation Table Total for Non-PEO NEOs	7,236,681	7,033,248	7,034,096
Less: Grant Date Fair Value of Stock Awards Granted in Covered Fiscal Year	(6,578,189)	(6,293,097)	(6,235,329)
Less: Grant Date Fair Value of Option Awards Granted in Covered Fiscal Year	—	—	—
Add: Fair Value at Covered Fiscal Year-End of Outstanding Unvested Awards Granted in Covered Fiscal Year	9,468,316	8,877,029	5,175,567
Add: Fair Value at Vesting of Awards Granted in Covered Fiscal Year That Vested During Covered Fiscal Year	—	—	—
Add/Subtract: Change in Fair Value from End of Prior Fiscal Year to End of Covered Fiscal Year of Awards Granted in Prior Fiscal Years That Were Unvested at End of Covered Fiscal Year	8,481,736	944,482	(869,504)
Add: Change in Fair Value from End of Prior Fiscal Year to Vesting Date of Awards Granted in Prior Fiscal Years For Which All Applicable Vesting Conditions Were Satisfied During Covered Fiscal Year	3,371,020	143,642	844,067
Less: Fair Value as of Prior Fiscal Year-End of Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Covered Fiscal Year	(1,701,020)	—	—
Add: Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Total Compensation for Covered Fiscal Year	—	—	—
Average Compensation Actually Paid for Non-PEO NEOs	20,278,836	10,705,303	5,948,897

(4)
The Company’s TSR and the Company’s Peer Group TSR reflected in these columns for each applicable fiscal year is calculated based on a fixed investment of $100 on September 30, 2020, including reinvestment of any dividends, through and including the end of each fiscal year shown in the table. The Peer Group used to determine the Company’s Peer Group TSR is the S&P 500 Application Software Index, which is the industry index used in the stock price performance graph in our Annual Report on Form
10-K
for the fiscal year ended September 30, 2023, pursuant to Item 201(e) of Regulation
S-K.

(5)	Amounts reflect our net income as reported in our audited financial statements for the applicable fiscal year.

(6)
Reflects relative TSR vs. the Russell 3000 Index. We determined relative TSR to be the most important financial performance measure (that is not otherwise required to be disclosed in the table) used to link Company performance to “Compensation Actually Paid” to our PEO and
Non-PEO
NEOs in fiscal 2023. Relative TSR is the financial metric used in our MSU awards. This performance measure may not have been the most important financial performance measure in past years, and we may determine a different financial performance measure to be the most important financial performance measure in future years. Relative TSR is equal to FICO TSR over each one-year period less the TSR of the Russell 3000 Index.

Relationship of Information Presented in the Pay Versus Performance Table and Financial Measures
In accordance with Item 402(v) requirements, we are providing the following charts to describe the relationships between the information presented in the Pay versus Performance Table and the financial measures.

Relationship Between Compensation Actually Paid for PEO and
Non-PEO
NEOs (Average) vs. Cumulative TSR of Company and the Peer Group
The graph below illustrates the relationship between “Compensation Actually Paid” to our PEO and on average to our
Non-PEO
NEOs over the three covered fiscal years compared to the cumulative TSR performance of both the Company and the Peer Group.

Relationship Between Compensation Actually Paid for PEO and
Non-PEO
NEOs (Average) and Net Income
The graph below illustrates the relationship between “Compensation Actually Paid” to our PEO and on average to our
Non-PEO
NEOs compared to net income over the three covered fiscal years.

Relationship Between Compensation Actually Paid for PEO and
Non-PEO
NEOs (Average) and Relative
One-Year
TSR
The graph below illustrates the relationship between “Compensation Actually Paid” to our PEO and on average to our
Non-PEO
NEOs compared to our relative
one-year
TSR.

Tabular List of Most Important Performance Measures
The following table presents the financial performance measures that the Company considers to have been the most important in linking Compensation Actually Paid to our PEO and our
Non-PEO
NEOs for the fiscal year ended September 30, 2023 to Company performance. The measures
in this table are not ranked.

One-year TSR relative to Russell 3000 Index
Adjusted Revenue
Adjusted EBITDA

HELPFUL INFORMATION AND ONLINE RESOURCES

Why did I receive this proxy statement?

The Board of Directors is soliciting your proxy to vote at the Annual Meeting to be held on February 14, 2024, because you were a stockholder of Fair Isaac Corporation at the close of business on December 18, 2023, the record date, and are entitled to vote at the meeting.

This proxy statement, the proxy card and the Annual Report on Form 10-K (the “Proxy Material”) are being mailed to stockholders beginning on or about January 10, 2024. The proxy statement summarizes the information you need to know to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, Computershare, you are considered the “stockholder of record” with respect to those shares. We sent the Proxy Material directly to you. You have the right to vote these shares directly.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. In this case, the Proxy Material has been forwarded to you by your broker, bank or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or the internet.

What am I voting on and how does the Board recommend that I vote?

1.	Election of nine directors: Braden R. Kelly, Fabiola R. Arredondo, James D. Kirsner, William J. Lansing, Eva Manolis, Marc F. McMorris, Joanna Rees, David A. Rey, and H. Tayloe Stansbury;

2.	Approval of the advisory (non-binding) resolution relating to the named executive officer compensation as disclosed in this proxy statement;

3.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2024; and

4.	Any other such business as may properly come before the meeting or any adjournment thereof.

The Board recommends a vote FOR each of the nominees to the Board of Directors, FOR the approval of the advisory (non-binding) resolution relating to the named executive officer compensation as disclosed in this proxy statement, and FOR the ratification of Deloitte’s appointment as independent registered public accounting firm for the fiscal year ending September 30, 2024.

What is the voting requirement to elect the directors (Proposal 1)?

To be elected, the number of votes cast “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee. The Company requires that all nominees submit an irrevocable letter of resignation as a condition to being named as a nominee, which resignation will be effective if (i) the nominee fails to receive a sufficient number of votes to be elected and (ii) the Board accepts such resignation. Cumulative voting for the election of directors is not permitted. Abstentions will not be counted “FOR” or “AGAINST” a nominee. Your broker or other nominee does not have discretionary authority to vote your shares on the election of directors, so any shares you hold in street name will not be cast if your broker, bank, trust or other nominee does not receive voting instructions from you. Therefore, broker non-votes will be counted toward the presence of a quorum but will not be counted “FOR” or “AGAINST” a nominee. All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will tabulate affirmative votes, negative votes, abstentions and broker non-votes.

What is the voting requirement for advisory approval of the named executive officer compensation as disclosed in this proxy statement (Proposal 2)?

The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this proposal at the Annual Meeting is necessary for advisory approval of the named executive officer compensation as disclosed in this proxy statement. Because your vote on executive compensation is advisory, it will not be binding upon the Company or the Board of Directors. However, the LDCC will take into account the outcome of the vote when considering future executive officer compensation programs. Abstentions will be counted toward a quorum and have the effect of negative votes with respect to this proposal. Your broker or other nominee does not have discretionary authority to vote your shares on compensation-related proposals, so any shares you hold in street name will not be cast if your broker, bank, trust or other nominee does not receive voting instructions from you. Therefore, broker non-votes will be counted toward the presence of a quorum but will not be counted “FOR,” “AGAINST” or “ABSTAIN” on Proposal 2. All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will tabulate affirmative votes, negative votes, abstentions and broker non-votes.

What is the voting requirement to ratify the appointment of Deloitte (Proposal 3)?

The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this proposal at the Annual Meeting is necessary to ratify the appointment of Deloitte as our independent auditors for the fiscal year ending September 30, 2024. Abstentions will be counted toward a quorum and have the effect of negative votes with respect to this proposal. Your broker or other nominee does have discretionary authority to vote your shares on Proposal 3, even if the broker or other nominee does not receive voting instructions from you. Therefore, we do not expect any broker non-votes with respect to Proposal 3. All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will tabulate affirmative votes, negative votes, abstentions and broker non-votes.

What if other business is properly brought before the Annual Meeting for stockholder action?

The Board knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters are properly brought before the Annual Meeting, the persons named as proxies in the accompanying proxy card will have discretion with respect to how to vote the shares represented by them.

How many votes do I have?

You are entitled to one vote for each share of common stock that you hold for each nominee for director and for each other matter presented for a vote at the Annual Meeting. There is no cumulative voting.

What can I do if I change my mind after I vote my shares?

If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the Annual Meeting by:

•	Sending written notice of revocation to the Corporate Secretary of FICO, 181 Metro Drive, Suite 700, San Jose, California 95110;

•	Submitting a new proxy by telephone, internet or paper ballot after the date of the revoked proxy; or

•	Attending the Annual Meeting and voting in person.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to the previous question.

Who will count the vote?

Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as the inspector of election.

What shares are included on the proxy card?

The shares on your proxy card represent shares you own.

Is my vote confidential?

Any proxy, ballot or other voting material that identifies the particular vote of a stockholder and contains the stockholder’s request for confidential treatment will be kept confidential, except in the event of a contested proxy solicitation or as may be required by law. We may be informed whether or not a particular stockholder has voted and will have access to any comment written on a proxy, ballot or other material and to the identity of the commenting stockholder. The inspector of election will be an independent third party not under our control.

What constitutes a quorum?

As of the record date, 24,835,867 shares of FICO common stock were issued and outstanding. A majority of the outstanding shares, present or represented by proxy, constitutes a quorum for the purpose of adopting proposals at the Annual Meeting. If you submit a properly executed proxy, then you will be considered part of the quorum. Abstentions and broker non-votes will be counted in determining if there is a quorum.

Who can attend the Annual Meeting?

All stockholders as of the record date may attend the Annual Meeting but must have an admission ticket. If you are a stockholder of record, the ticket attached to the proxy card will admit you. If you are a beneficial owner, you may request a ticket by writing to the Corporate Secretary, 181 Metro Drive, Suite 700, San Jose, California 95110. You must provide evidence of your ownership of shares with your ticket request, which you can obtain from your broker, bank or nominee. Stockholders who arrive at the Annual Meeting without an admission ticket will be required to present identification matching the corresponding stockholder account name at the registration table located outside the meeting room. If you are a stockholder whose shares are held by a bank, broker or other nominee, you will be asked to certify to such ownership at the registration table prior to the Annual Meeting.

What are FICO’s costs associated with this proxy solicitation?

We have hired Innisfree M&A Incorporated to assist in the solicitation of votes for $15,000 plus reasonable out-of-pocket expenses. FICO employees, officers and directors may also solicit proxies. We will bear the expense of preparing, printing and mailing the Proxy Material, and reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the owners of common stock.

How can I obtain the Company’s corporate governance information?

The following FICO corporate governance documents are available on the “Investors” page of our website at www.fico.com and are also available in print and free of charge to any stockholder who requests them:

•	Corporate Governance Guidelines;

•	Board Committee Charters — Audit Committee; Governance, Nominating and Executive Committee; and Leadership Development and Compensation Committee;

•	Code of Business Conduct and Ethics;

•	Code of Ethics for Senior Financial Management; and

•	Director Independence Criteria.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON WEDNESDAY, FEBRUARY 14, 2024: The Proxy Material is located on the “Investors” page of our website at www.fico.com, and at the following cookies-free website that can be accessed anonymously: https://fico.gcs-web.com/corporate-information.

OTHER INFORMATION

Stockholder Communications with Directors

Stockholders and other interested parties may communicate with non-employee directors by sending written communications to the Board of Directors or specified individual directors by addressing their communications to the Corporate Secretary, Fair Isaac Corporation, 181 Metro Drive, Suite 700, San Jose, California 95110. The communications will be collected by the Corporate Secretary and delivered, in the form received, to the presiding director, or, if so addressed, to a specified director.

Stockholder Proposals and Nominations of Directors

Under the SEC rules, if a stockholder wants us to include a proposal in our proxy statement and proxy card for our 2025 Annual Meeting, the proposal must be received by our Corporate Secretary, 5 West Mendenhall, Suite 105, Bozeman, Montana 59715, no later than 5:00 P.M. local time on September 12, 2024, to be considered for inclusion in the proxy statement and proxy card for that meeting. Stockholder communications to the Board, including any such communications relating to director nominees, may also be addressed to our Corporate Secretary at that address.

In order for business, other than a stockholder proposal included in our proxy statement and proxy card, to be properly brought by a stockholder before the 2025 Annual Meeting, the stockholder must give timely written notice thereof to the Corporate Secretary and must otherwise comply with our Bylaws. Our Bylaws provide that, to be timely, a stockholder’s notice must be received by our Corporate Secretary at our principal executive offices no fewer than 90 days nor more than 120 days prior to the first anniversary of the date of the preceding year’s Annual Meeting. In the case of an Annual Meeting which is held more than 25 days before or after such anniversary date, in order for notice by the stockholder to be considered timely, it must be received no later than the close of business on the 10th day following the date of the first public announcement of the date of the Annual Meeting.

In addition to satisfying the foregoing requirements, in order to comply with the universal proxy rules, a stockholder who intends to solicit proxies in support of director nominees for election at the 2025 Annual Meeting, other than the Company’s nominees, must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than December 16, 2024.

Householding

We may deliver just one proxy statement to two or more stockholders who share an address, unless we have received contrary instructions from one or more of the stockholders. Each stockholder will receive a separate proxy card. This practice, which is commonly referred to as “householding,” is permitted by Rule 14a-3(e)(1) under the Exchange Act. It helps to reduce costs, clutter and paper waste for us and our stockholders.

However, we will promptly deliver a separate copy if requested by any stockholder at a shared address subject to householding. Requests for additional copies of this proxy statement should be directed in writing to Broadridge Financial Solutions, Inc., Attn. Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or by phone at 1-866-540-7095.

In addition, stockholders who share a single address, but receive multiple copies of the proxy statement, may request that in the future they receive a single copy of any future proxy materials by contacting the Corporate Secretary at 181 Metro Drive, Suite 700, San Jose, California 95110 (if your shares are registered in your own name) or your bank, broker or other nominee (if your shares are registered in their name).

Internet Access to Proxy Materials

The proxy materials are located on the “Investors” page of our website at www.fico.com, and at the following cookies-free website that can be accessed anonymously: https://fico.gcs-web.com/corporate-information.

Requesting a Copy of the Company’s Annual Report on Form 10-K

We will mail without charge, upon written request, a copy of our Annual Report on Form 10-K for the fiscal year ended September 30, 2023, including the consolidated financial statements, schedules and list of exhibits and any particular exhibit specifically requested. Requests should be sent to: Fair Isaac Corporation, 181 Metro Drive, Suite 700, San Jose, California 95110, Attn: Investor Relations. The Annual Report on Form 10-K is also available on the “Investors” page of our website at www.fico.com.

By Order of the Board of Directors

MARK R. SCADINA

Executive Vice President, General Counsel and Secretary

Dated: January 10, 2024

Appendix A

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

(In thousands)

Adjusted EBITDA is referenced in the proxy statement to which this Appendix A is attached, and means GAAP net income, adjusted for certain items, as set forth in the reconciliation below. Adjusted EBITDA is a non-GAAP financial measure and is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company’s definition of this measure is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

The following table contains a reconciliation of net income to Adjusted EBITDA for the fiscal year ended September 30, 2023:

(in thousands)	Year Ended September 30, 2023
GAAP net income	$429,375
Adjustments:
Interest expense, net	95,546
Provision for income taxes	124,248
Other expense (income), net(1)	(1,416)
Amortization of intangible assets	1,100
Depreciation	10,105
Stock-based compensation expense	123,847
Gain on product line asset sale	(1,941)

Adjusted EBITDA	$780,864 (2)

(1)

Excludes gains and losses from securities held under a supplemental retirement and savings plan for certain officers and senior management employees, as the offsetting entries are included (as compensation expenses) in operating expenses, resulting in a net zero impact to the Company’s net income.

(2)

This amount was rounded down to $480.8 million for purposes of the LDCC’s determinations related to the Adjusted EBITDA metric under the fiscal 2023 short-term cash incentive awards and the fiscal 2023 performance period for the PSUs.

A-1

FAIR ISAAC CORPORATION ATTN: CARRIE H. DARLING 181 METRO DRIVE, SUITE 700 SAN JOSE, CA 95110	VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY TELEPHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
Your Internet or telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.
Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V27448-P01344	KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

FAIR ISAAC CORPORATION
The Board of Directors recommends you vote FOR the following Nominees:

1.	To elect nine directors to serve until the 2025 Annual Meeting and thereafter until their successors are elected and qualified.		For	Against	Abstain
	1a. 1b. 1c. 1d. 1e. 1f. 1g. 1h. 1i.	Braden R. Kelly Fabiola R. Arredondo James D. Kirsner William J. Lansing Eva Manolis Marc F. McMorris Joanna Rees David A. Rey H. Tayloe Stansbury	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain
						2.	To approve the advisory (non-binding) resolution relating to the named executive officer compensation as disclosed in the proxy statement.	☐	☐	☐
						3.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2024.	☐	☐	☐
						4.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.
Please indicate if you plan to attend this meeting.			☐ Yes	☐ No		.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners) [PLEASE SIGN WITHIN BOX]	Date

Each stockholder may be asked to present valid picture identification,

such as a driver’s license or employee identification badge, in addition to this admission ticket.

Admission Ticket

FAIR ISAAC CORPORATION

2024 ANNUAL MEETING OF STOCKHOLDERS

ADMISSION TICKET

Please present this ticket for admittance of the

stockholder(s) named on the reverse side.

Admittance will be based upon availability of seating.

NON-TRANSFERABLE

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

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V27449-P01344

FAIR ISAAC CORPORATION Annual Meeting of Stockholders February 14, 2024 This proxy is solicited by the Board of Directors

The undersigned hereby appoints William J. Lansing, Mark R. Scadina and Carrie H. Darling, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse, all the shares of Common Stock of Fair Isaac Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on February 14, 2024, or any postponement or adjournment thereof.

THIS PROXY WHEN EXECUTED WILL BE VOTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE ON THE EXECUTED PROXY, THIS PROXY WILL BE VOTED "FOR" ALL NOMINEES LISTED IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3.

Continued and to be signed on reverse side